Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark "[***]".

LICENSE AND COMMERCIALIZATION AGREEMENT
This License and Commercialization Agreement (“Agreement”), effective as of July 23, 2020 (the “Effective Date”), is entered into by and between AMAG Pharmaceuticals Inc., a Delaware corporation (“AMAG Parent”) and Perosphere Pharmaceuticals Inc., a Delaware corporation (“AMAG Subsidiary” and, together with AMAG Parent, collectively “AMAG”), each with a place of business at 1100 Winter Street, Waltham, MA 02451 USA, and Norgine B.V. (“Norgine”), a Dutch corporation with a place of business at Antonio Vivaldistraat 150, 1083 HP Amsterdam, The Netherlands. AMAG and Norgine may be referred to herein individually as a “Party” or collectively as the “Parties.”
Recitals:
A.    AMAG is developing and intends to manufacture, market and distribute the novel pharmaceutical agent, Ciraparantag, for reversal of certain anticoagulants;
B.    Norgine is a specialty pharmaceutical company engaged in the development and commercialization of pharmaceutical products; and
C.    Norgine and AMAG desire to enter into an arrangement for the development of the Product and, if approved for commercialization, the commercialization of the Product in the Norgine Territory (defined below), all upon the terms and conditions set forth in this Agreement.
In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:
Agreement:
1.    Definitions
Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:
1.1    “1974 Convention” has the meaning set forth in Section 15.5.
1.2    “Affiliate” means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.2, “control” means (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
1.3    “Agreement” has the meaning set forth in the preamble.
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1.4    “Alliance Manager” has the meaning set forth in Section 2.5.
1.5    “AMAG” has the meaning set forth in the preamble.
1.6    “AMAG Agreements” has the meaning set forth in Section 10.1(e).
1.7    “AMAG Indemnitee(s)” has the meaning set forth in Section 11.1.
1.8    “AMAG Licensed Know-How” means the Know-How that is Controlled by AMAG or any of its Affiliates as of the Effective Date or at any time during the Term, that is: (a) related to the Product and (b) necessary or useful for Norgine to exercise the rights licensed to it pursuant to this Agreement or to perform its obligations under this Agreement with respect to or for the Norgine Territory. The term AMAG Licensed Know-How shall also be deemed to include AMAG’s interest in any Know-How included in AMAG Program IP.
1.9    “AMAG Licensed Patents” means the Patents in the Norgine Territory Controlled by AMAG or any of its Affiliates as of the Effective Date or at any time during the Term that: (a) claim the drug substance, drug product, a method of manufacturing the drug substance or drug product, or a method of use, in each case related to the Product, (b) would be infringed by Developing or Commercializing the Product in the Norgine Territory, or Manufacturing the Product anywhere in the world (to the extent permitted under this Agreement), but for the licenses granted hereunder, or (c) are otherwise necessary or useful for Norgine to Develop and Commercialize the Product in the Norgine Territory, and to Manufacture the Product anywhere in the world (to the extent permitted under this Agreement), in each case in accordance with this Agreement. The AMAG Licensed Patents existing as of the Effective Date are listed in Exhibit A attached hereto. The term AMAG Licensed Patents shall also be deemed to include Patents included in AMAG Program IP.
1.10    “AMAG Licensed Technology” means the AMAG Licensed Patents, the AMAG Licensed Know-How and the AMAG Program IP.
1.11    “AMAG Licensed Trademarks” means any and all Trademarks Controlled by AMAG as of the Effective Date or at any time during the Term, that are registered for or apply to the Product in the Norgine Territory. For clarity, the AMAG Licensed Trademarks do not include the mark “AMAG,” “AMAG Pharmaceuticals”, or associated logos.
1.12    “AMAG Parent” has the meaning set forth in the preamble.
1.13    “AMAG Program IP” has the meaning set forth in Section 12.1(c).
1.14    “AMAG Subsidiary” has the meaning set forth in the preamble.
1.15    “AMAG Territory” means the entire world, other than the Norgine Territory.
1.16    “AMAG Third Party Agreements” means the (i) [***] and (ii) subject to Section 8.1(d), each other license agreement executed after the Effective Date between AMAG and a

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Third Party licensor pursuant to which AMAG in-licenses intellectual property from such Third Party that is included within the AMAG Licensed Technology.
1.17    “Ancillary Agreements” has the meaning set forth in Section 5.2.
1.18    “Annual Net Sales” shall mean the Net Sales generated over any given Calendar Year.
1.19    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism, including those within the Norgine Territory.
1.20    “Applicable Laws and Regulations” means all international, national, federal, state, regional, provincial, municipal and local government laws, rules, and regulations that apply to either Party or to the conduct of activities under this Agreement including good clinical practices, and the laws, rules and regulations of the United States and the Norgine Territory, and International Conference on Harmonisation guidelines, each as may be then in effect, as applicable and amended from time to time.
1.21    “Bankruptcy Code” has the meaning set forth in Section 8.7.
1.22    “Business Acquisition” has the meaning set forth in Section 4.6(c).
1.23    “Business Combination” means with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers or leases all or substantially all of its assets to a Third Party.
1.24    “Business Day” means a day on which banking institutions in Boston, MA, USA and Amsterdam, the Netherlands are open for business, excluding any Saturday or Sunday.
1.25    “Business Party” has the meaning set forth in Section 4.6(c).
1.26    “Business Program” has the meaning set forth in Section 4.6(c).
1.27    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided that, the first Calendar Quarter begins on the Effective Date and ends on September 30, 2020.

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1.28    “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31, provided that, the first Calendar Year begins on the Effective Date and ends on December 31, 2020.
1.29    “Clinical Data” means all data generated or arising from the conduct of a clinical trial or other Development efforts under this Agreement.
1.30    “Clinical Supply Agreement” has the meaning set forth in Section 5.2.
1.31    “CMC” means chemistry, manufacturing, and controls.
1.32    “CMO Agreement” has the meaning set forth in Section 5.1.
1.33    “Combination Product” means a commercial product comprising the Product plus one or more other therapeutically active ingredients, whether co-formulated or co-packaged.
1.34    “Commercialization” or “Commercialize” means activities taken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, sale and distribution of a pharmaceutical product and post-launch medical activities, including: (a) distribution for commercial sale; (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison and any Regulator-Requested Trials, to the extent permitted by this Agreement; (d) all customer support and product distribution, invoicing and sales activities; and (e) all post-approval regulatory activities, including those necessary to maintain Regulatory Approvals.
1.35    “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, [***], it being understood and agreed that with respect to the Development or Commercialization of the Product, such efforts shall be [***].
1.36    “Commercial Supply Agreement” has the meaning set forth in Section 5.2.
1.37    “Competitive Infringement” has the meaning set forth in Section 12.5(b)(ii).
1.38    “Competitive Product” means any agent that reverses, reduces, or otherwise inhibits the effects of one or more of the following anticoagulants [***]: rivaroxaban, apixaban, edoxaban and/or enoxaparin sodium injection.
1.39    “Confidential Information” means any and all non-public scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, in any tangible or intangible form, including all Know-How subject to Article 9.
1.40    “Control,” “Controls” or “Controlled by” means (except as used in Section 1.2), with respect to any item of or right under Patents, Know-How, Trademarks, Regulatory Submissions, or Regulatory Approvals, in the possession of a Party (whether through ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) and to which such Party has the right and authority to

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grant access to, or a license or sublicense of, such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.
1.41    “Develop” or “Development” or “Developing” means research, discovery, and preclinical and clinical drug or biological development activities, including toxicology, formulation, statistical analysis, preclinical and clinical studies, post-approval clinical trial and regulatory affairs, approval and registration, in each case, of products in the Field.
1.42    “Development Costs” means, as to the Product, the actual and reasonable out-of-pocket costs and expenses incurred in connection with conduct of the Phase 3 Program, including [***].
1.43    “Development Plan” has the meaning set forth in Section 2.1(a).
1.44    “Dispute” means any dispute, claim, or controversy (other than matters with respect to which a Party has final decision-making authority hereunder or matters that are expressly stated herein to require the consent of both Parties) arising from or related to this Agreement or to the interpretation, application, breach, termination, or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise.
1.45    “Distributor” means a Third Party bona fide wholesaler or distributor to whom Norgine or its Affiliates or its or their Sublicensees grants a right to market, sell or distribute the Product in a particular jurisdiction, that purchases its requirements for such Product from Norgine or its Affiliates or its or their Sublicensees, and does not otherwise make any upfront, royalty or other payments to Norgine or its Affiliates or its or their Sublicensees with respect to the Product (other than the purchase price for the Product), including any payments that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sale of Products.
1.46    “Dollars” or “$” means United States Dollars, the lawful currency of the United States.
1.47    “Effective Date” has the meaning set forth in the preamble.
1.48    “EMA” shall mean the European Medicines Agency, or any successor agency thereto.
1.49    “Euros” or “€” means the single currency shared by certain member states of the European Union and the lawful currency of the Netherlands. In the event the Euro ceases to exist in its current form, references to “Euros” or “€” shall automatically be substituted by whichever currency is adopted by the Netherlands, provided that any specific amounts denominated in Euros in this Agreement shall be converted to such substitute currency at the then applicable published exchange rate and, if no such exchange rate then exists, the Parties will agree upon an exchange rate for such conversion in good faith.

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1.50    “Executive Officer” means, with respect to either Party, the Chief Executive Officer of such Party (or his or her designee).
1.51    “Existing CDA” has the meaning set forth in Section 15.6.
1.52    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.53    “Field” means all human fields of use (including treatment and diagnosis).
1.54    “First Commercial Sale” means the first sale of the Product to a Third Party for end use or consumption in any country in the Norgine Territory after any required Regulatory Approvals for the Product have been obtained in such country in the Norgine Territory. For avoidance of doubt, in no event will any sale or distribution of a Product for use in a clinical trial or any sales prior to receipt of such required Regulatory Approval (including so called “treatment IND sales”, “named patient sales” and “compassionate use sales”) be deemed a First Commercial Sale.
1.55    “Force Majeure” has the meaning set forth in Section 15.1.
1.56    “Fully Burdened Manufacturing Cost” or “FBMC” means, with respect to the Product supplied by or on behalf of AMAG or its Affiliates under the Supply Agreements, [***], all in accordance with U.S. Generally Accepted Accounting Principles then in effect.
1.57    “Government Official” has the meaning set forth in Section 4.8(c).
1.58    “Indemnified Party” has the meaning set forth in Section 11.3(a).
1.59    “Indemnification Claim Notice” has the meaning set forth in Section 11.3(a).
1.60    “Indemnifying Party” has the meaning set forth in Section 11.3(a).
1.61    “Indemnitee” means either the Norgine Indemnitee or the AMAG Indemnitee, as applicable.
1.62    “ISR” means investigator sponsored research.
1.63    “JDC” has the meaning set forth in Section 2.1(a).
1.64    “Joint Amendment” has the meaning set forth in Section 2.4(d).
1.65    “JSC” has the meaning set forth in Section 2.2.
1.66    “Know-How” means (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry,

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biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data and (b) any proprietary biological, chemical or physical materials; in each case whether or not patentable. Know-How excludes Patents.
1.67    “Licensing Transaction” has the meaning set forth in Section 9.3(d)(ii)(C).
1.68    “Licensees” means any Third Party that is granted a license by AMAG or any of its Affiliates under the AMAG Licensed Technology or any other patents, patent applications, Know-How or other intellectual property Controlled by AMAG or any of its Affiliates, relating to the Product, including the Development or Commercialization of the Product.
1.69    “Litigation Conditions” has the meaning set forth in Section 11.3(b).
1.70    “Losses” has the meaning set forth in Section 11.1.
1.71    “MAA” means (a) a market authorization application filed with the EMA for marketing approval of the Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or similar filings outside the Norgine Territory with applicable Regulatory Authorities, for approval to commercially market, import and sell the Product, or (b) similar filings in the Norgine Territory with applicable Regulatory Authorities, including country-specific Regulatory Authorities, for approval to commercially market, import and sell the Product. The term MAA shall exclude pricing and reimbursement approvals.
1.72    “Major European Countries” means Germany, France, UK, Italy and Spain.
1.73    “Major Safety Issue” means, with respect to the Product, any of the following: (a) an adverse safety profile of the Product, or receipt or generation by a Party of any safety, tolerability or other data, indicating or signaling, as measured by safety and efficacy evaluation criteria and methodology customarily used by a majority of clinicians conducting studies on similar products in the applicable region or country, that the Product has or would have serious enough risks for medical applications in humans to require a recall, withdrawal, or similar action; or (b) any notice, information or correspondence received by a Party from a Regulatory Authority, or any action taken by a Regulatory Authority, in each case, that would reasonably be expected to result in Regulatory Approval not being granted therefor or, if already granted, the Regulatory Approval therefor being revoked or materially and adversely amended, or causes the Regulatory Approval therefor not to be granted or, if already granted, to be revoked or materially and adversely amended.
1.74    “Manufacture” or “Manufacturing” means all operations involved in the manufacturing (including process development activities and associated regulatory support, quality assurance and quality control testing (including test method development and in-process, release and stability testing, if applicable), technical transfer activities, storage, releasing, packaging and importation of the Product. For purposes of clarification “Manufacturing” is not included in Development or Commercialization.

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1.75    “Manufacturing Expert Advice Draft” has the meaning set forth in Section 5.3(a).
1.76    “Manufacturing Transition Event” has the meaning set forth in Section 5.6.
1.77    “Material Amendment” has the meaning set forth in Section 2.4(a).
1.78    “MHRA” means the Medicines and Healthcare Products Regulatory Agency, and any successor agency thereof.
1.79    “NDA” means New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) and all amendments and supplements thereto, submitted to the FDA.
1.80    “Net Sales” means the gross amount invoiced for the Product sold by Norgine or its Related Parties in the Norgine Territory initially and directly to Third Parties which are not Related Parties less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements:
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
(e)    [***]
Such amounts shall be determined from the books and records of Norgine or its Related Party, maintained in accordance with International Financial Reporting Standards (IFRS) or such similar accounting principles, consistently applied. Norgine further agrees, in determining such amounts, it shall use Norgine’s then-current standard procedures and methodology. [***].
[***].
If non-monetary consideration is received for sales of the Product in any country in the Norgine Territory in any Calendar Quarter, Net Sales from such sales will be calculated based on the average price per unit sold of the Product in such country during such Calendar Quarter, or in the absence of such sales, the fair market value per unit sold of the Product for use in such country, as determined by the Parties in good faith.
1.81    “Neutral Development Expert” has the meaning set forth in Section 3.2(c)
1.82    “Neutral Manufacturing Expert” has the meaning set forth in Section 5.3(b).
1.83    “Norgine” has the meaning set forth in the preamble.
1.84    “Norgine Controlled Trademark” has the meaning set forth in Section 12.7(c).

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1.85    “Norgine Cost Share” has the meaning set forth in Section 3.2.
1.86    “Norgine Indemnitees” has the meaning set forth in Section 11.2.
1.87    “Norgine In-License” has the meaning set forth in Section 8.3.
1.88    “Norgine Licensed Know-How” means all Know-How Controlled by Norgine or any of its Affiliates as of the Effective Date or at any time during the Term that is: (a) related to the Product; and (b) incorporated or used by Norgine in connection with the Development or Commercialization of the Product in the Norgine Territory; and (c) necessary or useful for AMAG to exercise the rights retained by it under this Agreement or perform its obligations under this Agreement, including with respect to AMAG’s Development of the Product and AMAG’s Commercialization of the Product in and for the AMAG Territory, and to Manufacture the Product anywhere in the world. The term Norgine Licensed Know-How shall also be deemed to include Norgine’s interest in any Know-How included in Norgine Program IP.
1.89    “Norgine Licensed Patents” means any and all Patents Controlled by Norgine or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that are related to any data, result or invention conceived, created or reduced to practice in the course of conducting activities pursuant to this Agreement solely by or on behalf of Norgine specifically in relation to the Product and that are necessary or useful for AMAG to Develop or Commercialize the Product in the AMAG Territory, or to Manufacture the Product anywhere in the world, in accordance with this Agreement. The term Norgine Licensed Patents shall be deemed to include Patents included in Norgine Program IP.
1.90    “Norgine Program IP” has the meaning set forth in Section 12.1(c).
1.91    “Norgine Territory” means Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Republic of Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, UK, Switzerland, Albania, Serbia, Montenegro, Kosovo, Bosnia and Herzegovina, Macedonia, Norway, Iceland, Australia and New Zealand, and all territories and possessions of any of the foregoing.
1.92    “Party Representatives” has the meaning set forth in Section 4.8(a).
1.93    “Patent(s)” means any and all: (a) patents and any extensions or applications for extensions of any of the foregoing; (b) pending patent applications, including all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and any extensions or applications for extensions of any of the foregoing; (c) patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms; (d) supplementary protection certificates (and applications thereof), pending supplementary protection certificates, and any extensions or applications for extensions of any of the foregoing or the equivalent thereof; and (e) equivalents of any of the foregoing in any jurisdiction.

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1.94    “Patent Defense” means the responsibility for defending any Patent against any Third Party invalidity challenges that are not included within Patent Prosecution, excluding any such invalidity challenges asserted as a defense in a proceeding to enforce such Patent.
1.95    “Patent Prosecution” means the responsibility for (a) preparing, filing, prosecuting, and pursuing registration of, applications (of all types) for any Patent, (b) for maintaining any Patent, and (c) for controlling any post-grant proceeding relating to any Patent, including, but not limited to, interference, opposition, reissue, ex-partes and inter-partes re-examination, inter-partes review, post-grant review, and supplemental examination.
1.96    “Patent Prosecution and Defense” means Patent Prosecution and Patent Defense.
1.97    [***].
1.98    “Perosphere Merger Agreement” means the Agreement and Plan of Merger by and among AMAG, Magellan Merger Sub, Inc., Perosphere Pharmaceuticals Inc., and Bryan E. Laulicht, dated December 12, 2018.
1.99    “[***]” has the meaning set forth in Section 6.2(a).
1.100    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, a government or political subdivision, or any department or agency of a government.
1.101    “Phase 3 Budget” means a [***] budget for the Phase 3 Program that is included within the Development Plan, and shall include Development Costs for the Phase 3 Program.
1.102    “Phase 3 Budget Expert Advice Draft” has the meaning set forth in Section 3.2(c)(i).
1.103    “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product with the FDA, EMA and MHRA.
1.104    “Phase 3 Program” means (a) the Pivotal Clinical Trial, (b) any additional Phase 3 Clinical Trials required to support the filing for Regulatory Approval of the Product with the FDA, the EMA and the MHRA and (c) a human clinical trial intended to confirm the dose of the Product in reversing, reducing, or otherwise inhibiting the effects of edoxaban for use in the Pivotal Clinical Trial. A Phase 3 Clinical Trial that is conducted solely to meet country-specific requirements for Regulatory Approval in such country (i.e., a Regulator-Requested Trial) shall not be considered to be part of the Phase 3 Program.
1.105    “Pivotal Clinical Trial” means a clinical trial that is intended

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to be sufficient to support the filing for Regulatory Approval with the FDA, the EMA and the MHRA, [***].

1.106    “Product” means (a) the novel pharmaceutical agent, Ciraparantag, which contains the active pharmaceutical ingredient, 1,4-Bis(arginine-3-aminopropyl)-piperazine, acetate salt (ciraparantag) [***].
1.107    “Product Liabilities” has the meaning set forth in Section 11.4(a).
1.108    “Publishing Party” has the meaning set forth in Section 9.2(b).
1.109    “Regulator-Requested Trial” has the meaning set forth in Section 3.1(b).
1.110    “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical product in a country, excluding separate pricing or reimbursement approvals that may be required.
1.111    “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, reimbursement or pricing, as applicable, of the Product, including in the United States, the FDA and in the European Union, the EMA, and in the United Kingdom, the MHRA, and any successor governmental authority having substantially the same function.
1.112    “Regulatory Exclusivity” means, with respect to the Product in a country in the Norgine Territory, that (a) Norgine or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Laws and Regulations) in such country to market and sell the Product or the active ingredient comprising the Product in such country, or (b) the data and information submitted by Norgine or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.
1.113    “Regulatory Milestone Event” has the meaning set forth in Section 6.2(a).
1.114    “Regulatory Milestone Payment” has the meaning set forth in Section 6.2(a).
1.115    “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including MAAs, NDAs, and Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Product.

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1.116    “Reimbursable IP Costs” has the meaning set forth in Section 12.3(c).
1.117    “Related Party” means, with respect to a Party, its Affiliates, Licensees, and Sublicensees.
1.118    “Requesting Party” has the meaning set forth in Section 7.2(a).
1.119    “Reviewing Party” has the meaning set forth in Section 9.2(b).
1.120    “Royalty Term” means, with respect to sales of the Product in the Norgine Territory, on a country-by-country basis, the time period beginning on the First Commercial Sale of the Product in such country in the Norgine Territory and expiring on the latest to occur of [***].
1.121    “Sales Milestone Event” has the meaning set forth in Section 6.3(a).
1.122    “Sales Milestone Payment” has the meaning set forth in Section 6.3(a).
1.123    “Sublicensee” means a Third Party that is granted a sublicense under the licenses granted to a Party under this Agreement, as permitted under this Agreement, excluding Distributors.
1.124    “Supply Agreements” has the meaning set forth in Section 5.2.
1.125    “Supply Disruption” means (a) AMAG fails to deliver at least in the aggregate [***] of Product ordered by Norgine in a [***] period, [***], provided that (x) Norgine provides written notice to AMAG and demonstrates [***] as a result of such non-conforming batches, and (y) Norgine returns such batches in full, destroys such batches or otherwise acts in accordance with the reasonable instructions of AMAG.
1.126    “Technology Transfer” has the meaning set forth in Section 5.6.
1.127    “Term” has the meaning set forth in Section 14.1.
1.128    “Third Party” means a Person other than (a) Norgine and its Affiliates, and (b) AMAG and its Affiliates.
1.129    “Third Party Patent Right” has the meaning set forth in Section 8.3.
1.130    “Third Party Products Liability Action” has the meaning set forth in 11.4(b).
1.131    “Trademark(s)” means all trade names, logos, unregistered trademarks and service marks, trademark and service mark registrations and applications throughout the world.
1.132    “Trademark Defense” means the responsibility for defending any Trademark against any Third Party invalidity challenges that are not included within Trademark Prosecution, excluding any such invalidity challenges asserted as a defense in a proceeding to enforce such Trademark.

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1.133    “Trademark Prosecution” means the responsibility for (a) preparing, filing, and seeking registration of, trademark applications (of all types) for any Trademark, (b) for maintaining any Trademark, and (c) for controlling any opposition proceeding relating to the foregoing.
1.134    “Trademark Prosecution and Defense” means Trademark Prosecution and Trademark Defense.
1.135    “United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.
1.136    “Valid Claim” means a claim of: (a) an issued and unexpired Patent included within the AMAG Licensed Patents in a country of the Norgine Territory which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a pending patent application (which has been pending for [***] or less from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit) that has been filed in good faith and that has not been cancelled, withdrawn, or abandoned; provided that, if a claim in a patent application is no longer a Valid Claim pursuant to clause (b) due to a pendency period that is longer than [***], but such claim subsequently becomes an issued claim under clause (a), then such claim will again be a Valid Claim.
2.    Governance
2.1    Joint Development Committee. The Parties hereby establish a joint development committee (the “JDC”), to coordinate and oversee the Development of the Product in the Norgine Territory before Regulatory Approval therein. The JDC shall consist of [***] representatives from each Party. The Parties shall ensure that each of their representatives on the JDC shall have knowledge and on-going familiarity with the Product, this Agreement and the activities hereunder, and shall be of suitable seniority and possess the authority to make decisions reserved to the JDC. AMAG shall designate [***] of its representatives as the initial chairperson of the JDC. The chairperson of the JDC shall alternate between the Parties on an annual basis. Each Party may replace its appointed JDC representatives at any time upon reasonable written notice to the other Party. The initial representatives and chair of the JDC shall be established within [***] after the Effective Date. The chair, in conjunction with the Alliance Managers, shall have the responsibility to call meetings, circulate meeting agendas at least [***] prior to each regular JDC meeting, draft minutes for each JDC meeting and circulate such minutes for both Parties’ written approval. The chair shall have no other authority or special voting power. The JDC may, in its discretion, form sub-teams or subcommittees to address any of the issues within its purview.
(a)    Responsibilities of the JDC. The JDC shall have the following responsibilities:

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(i)    the general strategy and budget for the Development of the Product, including for seeking and obtaining Regulatory Approval of the Product in the Norgine Territory, pursuant to the global development plan for the Phase 3 Program attached hereto as Exhibit B, which shall be reviewed and updated [***] by the JDC (as amended from time to time, the “Development Plan”), and agreeing to the Phase 3 Budget;
(ii)    alignment on protocol and strategy for the Pivotal Clinical Trial, and determining whether to suspend or terminate the Pivotal Clinical Trial if (A) a priori protocol defined stopping rules are met for safety or efficacy, (B) safety signals are observed by either Party that such Party believes present an unacceptable risk to patients participating in the Pivotal Clinical Trial or (C) if applicable, the data and safety monitoring board overseeing the Pivotal Clinical Trial determines the Product presents an unacceptable risk to patients participating in the Pivotal Clinical Trial; provided that any decision of the JDC with respect to suspension or termination of the Pivotal Clinical Trial for safety reasons will be reviewed in a timely manner with the applicable Regulatory Authorities to obtain the opinion of such Regulatory Authorities whether such safety reasons justify suspension or termination of the Pivotal Clinical Trial;
(iii)    review and monitor progress of the Development activities (including any related clinical trials and any other material results thereunder) and the Parties’ activities under the Development Plan, including serving as a forum for exchanging information and facilitating discussions regarding the conduct of the Development Plan;
(iv)    review and approval of the protocol for any Regulator-Requested Trial;
(v)    review and discuss regulatory activities with respect to the Products (including discussing coordination of such activities in the Parties’ respective territories);
(vi)    review of any scientific or safety concerns of a Party which such Party reasonably believes might impact such Party’s Development of the Product;
(vii)    discuss such other information relating to the Products that is reasonably requested by either Party;
(viii)    discuss and coordinate the Manufacturing and supply of the Product for the Norgine Territory, including (A) developing plans for Manufacturing and supply of the Product for Development or Commercialization in the Norgine Territory, (B) selecting contract manufacturing organizations or other Third Party contractors to be involved in the Manufacture or supply of the Product for Development or Commercialization in the Norgine Territory, and (C) establishing the target FBMC for the Product supplied for Commercialization in the Norgine Territory no later than [***];
(ix)    serve as the first forum for discussing disputes or disagreements resulting from, arising out of or in relation to Development or Manufacture of the Products in the Parties’ respective territories;

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(x)    coordinate the sharing and exchange of information necessary or useful for each Party to perform its obligations under this Agreement, including the information exchanged pursuant to Sections 3.1(d) and 3.1(e); and
(xi)    have such additional responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.
(b)    JDC Meetings. JDC meetings shall be held [***], or on any other schedule mutually agreed by the Parties. With the consent of the representatives of each Party serving on the JDC, other representatives of each Party may attend meetings as non-voting observers (provided such non-voting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JDC meeting may be held either in person or by audio, video or internet teleconference with the consent of each Party. Meetings of the JDC shall be effective only if at least [***] representative of each Party is present or participating. [***]. The Parties shall alternate hosting the in-person meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JDC meetings.
(c)    Duration of JDC. The JDC shall continue to exist until the first to occur of (i) [***], (ii) the Parties mutually agreeing in writing to disband the JDC or (iii) termination of this Agreement in accordance with the terms hereof.
(d)    Limitations. The JDC shall have no authority other than that expressly set forth in this Article 2 and, specifically, shall have no authority (i) to amend, modify or waive compliance with any term or condition of this Agreement or make any decision inconsistent with any term or condition of this Agreement, (ii) to determine whether or not a breach of this Agreement has occurred or that a Party has fulfilled any obligations under this Agreement; (iii) alter, increase or expand the Parties’ rights or obligations under this Agreement beyond those explicitly set forth in this Agreement; (iv) make any decision that is expressly stated to require the mutual agreement of the Parties or the consent of a specified Party; or (v) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement.
2.2    Joint Steering Committee. The Parties hereby establish a joint steering committee (the “JSC”), to oversee the Parties’ activities under this Agreement, to coordinate and oversee the Commercialization (including pre-launch commercial activities) of the Product by the Parties in their respective territories and any additional Development work to be conducted by the Parties after dissolution of the JDC pursuant to Section 2.1(c), and to resolve any disputed matters within the purview of the JDC that are referred to the JSC for resolution. The JSC shall consist of [***] representatives from each Party. The Parties shall ensure that each of their representatives on the JSC shall have knowledge and on-going familiarity with the Product, this Agreement and the activities hereunder, and shall be of suitable seniority and possess the authority to make decisions reserved to the JSC. AMAG shall designate [***] of its representatives as the initial chairperson of the JSC. The chairperson of the JSC shall alternate between the Parties on an annual basis. Each Party may replace its appointed JSC representatives at any time upon reasonable written notice to the other Party. The initial representatives and chair of the JSC shall be established within [***] after the Effective Date. The

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chair, in conjunction with Alliance Managers, shall have the responsibility to call meetings, circulate meeting agendas at least [***] prior to each regular JSC meeting, draft minutes for each JSC meeting and circulate such minutes for both Parties’ written approval. The chair shall have no other authority or special voting power. The JSC may, in its discretion, form sub-teams or subcommittees to address any of the issues within its purview.
(a)    Purview of the JSC. The JSC shall have responsibilities for activities performed under this Agreement to the extent expressly and as more specifically provided herein. In addition to oversight of the JDC, the JSC shall discuss and seek to coordinate on the following topics, subject to Applicable Laws and Regulations:
(i)    the general strategy for pricing and reimbursement approval of the Product in the Parties’ respective territories;
(ii)    pre-launch Commercialization activities and subsequent Commercialization activities, in each case, in the Norgine Territory;
(iii)    each Party’s free goods and compassionate use policy with respect to the Product for its respective territory, and such Party’s implementation of such policy;
(iv)    positioning and branding strategy for the Product for each Party’s Territory, including such Party’s strategies with respect to regional or local publications and Trademarks;
(v)    each Party’s plans and strategies with respect to such Party’s presence at international congresses and conventions and other medical education activities;
(vi)    resolution of any disputes with respect to any ISR proposed by a Party that the other Party reasonably believes will be detrimental to the global brand, or the Development or Commercialization of the Product in such Party’s territory; and
(vii)    review of any items previously governed by the JDC if and when the JDC is dissolved pursuant to Section 2.1(c).
(b)    JSC Meetings. JSC meetings shall be held [***], or on any other schedule mutually agreed by the Parties. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings as non-voting observers (provided such non-voting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JSC meeting may be held either in person or by audio, video or internet teleconference with the consent of each Party. Meetings of the JSC shall be effective only if at least [***] representative of each Party is present or participating. [***]. The Parties shall alternate hosting the in-person meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JSC meetings.

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(c)    Duration of JSC. The JSC shall continue to exist until the first to occur of (i) the Parties mutually agreeing in writing to disband the JSC or (ii) termination of this Agreement in accordance with the terms hereof.
(d)    Limitations. The JSC shall have no authority other than that expressly set forth in this Section 2.2 and shall not have any authority (i) to amend, modify or waive compliance with any term or condition of this Agreement or make any decision inconsistent with any term or condition of this Agreement, (ii) to determine whether or not a breach of this Agreement has occurred or that a Party has fulfilled any obligations under this Agreement; (iii) alter, increase or expand the Parties’ rights or obligations under this Agreement beyond those explicitly set forth in this Agreement; (iv) make any decision that is expressly stated to require the mutual agreement of the Parties or the consent of a specified Party; or (v) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement.
2.3    Decision-Making.
(a)    JDC. JDC decisions shall be made by unanimous consent, with each Party’s representatives collectively having one (1) vote. In the event the JDC is unable to reach agreement on any matter, after using good faith efforts to resolve such matter, the matter shall be referred to the JSC.
(b)    JSC. JSC decisions shall be made by unanimous consent, with each Party’s representatives collectively having one (1) vote. In the event the JSC is unable to reach agreement on any matter (including any deadlocks at the JSC), after using good faith efforts to resolve such matter, the matter shall be referred to the Executive Officers for consideration and resolution in accordance with Section 13.2. If the Executive Officers are unable to resolve such matter as set forth in Section 13.2, then the Party having final decision-making authority over such matter pursuant to Section 2.3(c) shall decide such matter.
(c)    Final Decision-Making Authority. Subject to Sections 2.4 and 2.2(d):
(i)    AMAG. AMAG shall have final decision-making authority with respect to all matters concerning: [***] .
(ii)    Norgine. Norgine shall have final decision-making authority with respect to all matters concerning [***].
(iii)    In each case the Party with final decision-making authority (A) will [***] the recommendations and concerns raised by the other Party; (B) will make such decisions in good faith using [***]; (C) will not exercise its final decision-making authority in a manner that would require the other Party to perform any act that the other Party reasonably believes would violate Applicable Laws or Regulations or infringe, misappropriate or violate the Patents or Know-How of a Third Party; and (C) will not otherwise [***] beyond those explicitly set forth in this Agreement.
2.4    Material Amendments to Development Plan.

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(a)    Either Party may, from time to time, propose amendments to the Development Plan (any amendment that would result in an increase in cost to the other Party exceeding [***] of the Development Costs [***], including changes to the Pivotal Clinical Trial, a “Material Amendment”).
(b)    If a Material Amendment is approved by unanimous consent of the JDC pursuant to Section 2.2, (A) the Development Plan shall be amended to include such Material Amendment and (B) the Parties shall share in the payment of costs incurred in connection with the activities under such Material Amendment in accordance with Section 3.2.
(c)    If a Material Amendment proposed by Norgine is not approved by the JDC pursuant to Section 2.2 then the Development Plan shall not be amended. If a Material Amendment proposed by AMAG is not approved by the JDC pursuant to Section 2.2, then AMAG may proceed with the activities described in the proposed amendment [***], provided that AMAG shall consider any reasonable, good faith concerns timely raised by Norgine in good faith.
(d)    Notwithstanding anything to the contrary in Section 2.4(c), (i) if the FDA, EMA, or MHRA requires a change to the Phase 3 Program, [***] (such amendment in this clause (ii), a “Joint Amendment”).
2.5    Alliance Managers. Each Party will designate in writing within [***] after the Effective Date an “Alliance Manager” to be the primary contact for such Party. The Alliance Manager will be responsible for managing communications between the Parties with respect to activities under this Agreement, including responsibility with the chairperson for scheduling teleconferences and calling and coordinating JSC and JDC meetings, circulating meeting agendas, and drafting and circulating minutes for JSC and JDC meetings. Alliance Managers may also be members of the JDC, and may attend meetings of the JSC as observers. In no event will the Alliance Managers have the power to amend or waive compliance with this Agreement.
3.    Development and Regulatory Matters
3.1    Development Responsibilities. The Parties acknowledge and agree that coordination between them on Development of the Product is desirable for maximizing the value of the Product, and therefore that the Parties will exchange relevant information to each Party’s and/or its Licensees’ and Sublicensees’ Development strategy in a transparent manner as provided in this Agreement.
(a)    AMAG. As between the Parties, subject to Section 3.1(b), AMAG shall be responsible for the worldwide Development of the Product, including the conduct of the Pivotal Clinical Trial, as set forth in the Development Plan. AMAG shall use Commercially Reasonable Efforts to conduct all Development activities set forth in the Development Plan, including the Pivotal Clinical Trial (consistent with the protocol therefor) and other activities set forth therein related to the Phase 3 Program. Failure or refusal by AMAG to use Commercially Reasonable Efforts to conduct the Pivotal Clinical Trial (consistent with the protocol therefor)

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and other material activities set forth in the Development Plan related to the Phase 3 Program shall be considered a material breach of this Agreement by AMAG.
(b)    Norgine. Notwithstanding Section 3.1(a), if a Regulatory Authority in the Norgine Territory requests or requires the conduct of a clinical trial of the Product, subsequent or ancillary to, or in conjunction with the Pivotal Clinical Trial, as a condition of Regulatory Approval or separate pricing and reimbursement approval for the Product, or otherwise requests or requires a subsequent clinical trial for any reason following Regulatory Approval of the Product (such trial a “Regulator-Requested Trial”), Norgine shall be solely responsible for using Commercially Reasonable Efforts to perform such Regulator-Requested Trial(s) [***]. Failure or refusal by Norgine to use Commercially Reasonable Efforts to conduct a Regulator-Requested Trial requested by a Regulatory Authority in any Major European Country shall be considered a material breach of this Agreement by Norgine with respect to such Major European Country. In the event that Norgine is required to perform any Regulator-Requested Trials pursuant to this Section 3.1(b), upon written request by Norgine, AMAG shall [***], in accordance with and subject to the terms set forth therein, in order to make Devices [***] available for Norgine to purchase and use in a Regulator Requested Trial, to the extent reasonably necessary for Norgine to conduct such Regulator-Requested Trial.
(c)    Updates. Each Party shall provide and shall cause its Affiliates to provide, and shall use Commercially Reasonable Efforts to cause its Licensees and Sublicensees (as applicable) to provide, to the JDC quarterly, an update regarding Development activities conducted by or on behalf of such Party with respect to the Product (including in a slide deck, or in other written materials (which may be delivered in electronic format), including safety concerns and study reports and data generated from Clinical Trials of the Product which are relevant to Development activities then being conducted or proposed to be conducted by the other Party in such other Party’s territory). In addition, each Party shall promptly share with the other Party through discussions at the JDC all material developments and information that it Controls relating to Development of the Product. Further, AMAG shall promptly share with Norgine through discussions at the JDC any material research or Development activities engaged in by AMAG or any of its Affiliates relating to Ciraparantag [***].
(d)    Data Transfer. Within [***] after the Effective Date, AMAG shall transfer in their then-current format to Norgine all Regulatory Submissions Controlled by AMAG or its Affiliates that are necessary or reasonably useful for Norgine to conduct its Development activities and to perform its obligations or exercise its rights hereunder. The JDC shall discuss and determine what AMAG Licensed Know-How is necessary or reasonably useful for Norgine to conduct its Development activities and to perform its obligations or exercise its rights hereunder, and coordinate timeline for the transfer of such AMAG Licensed Know-How. The Parties acknowledge that AMAG may be requested to certify certain elements of the data of AMAG and its Affiliates for official purposes. AMAG’s provision of those documents shall be made in accordance with the time-schedule agreed upon between the Parties at the JDC.
(e)    Information Exchange and Development Assistance. The JDC shall discuss and determine what other information and data is necessary or reasonably useful for each

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Party to perform its obligations and exploit its rights under this Agreement. The Parties acknowledge that such information may include certain Know-How that is generated during the Term [***]. Any data provided by one Party to the other Party under this Section 3.1(e) shall be provided in the original language in which such data was generated, provided that, if such original language is not English, then the Party supplying such data shall, upon the receiving Party’s request, also provide English translations thereof [***]. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Know-How.
(f)    Investigator Sponsored Clinical Studies. If, prior to Regulatory Approval of the Product in the United States, Norgine wishes to support any ISR, it shall notify AMAG thereof along with the relevant details of such ISR, and request AMAG’s approval of such ISR, [***]. AMAG shall provide to Norgine written notice of AMAG’s consent or rejection of such ISR within [***] after Norgine’s notification thereof. If AMAG fails to provide such notice within such [***] period, AMAG’s consent shall be deemed given. In connection with AMAG’s evaluation of such ISR, Norgine shall provide any additional information regarding such ISR that is reasonably requested by AMAG. [***]. After Regulatory Approval of the Product in the United States, each Party shall inform the other Party through the JSC of any proposed ISRs that such Party intends to approve (which, in all cases, shall be prior to such Party becoming contractually bound to carry out such ISR), and shall consider the other Party’s comments and concerns in good faith.
3.2    Development Costs.
(a)    Norgine Cost Share. Norgine shall reimburse AMAG for [***] of the Development Costs incurred by AMAG in conducting the Phase 3 Program activities set forth in the Development Plan (the “Norgine Cost Share”), provided that (i) the Development Costs are in accordance with the Phase 3 Budget, and (ii) the Pivotal Clinical Trial is conducted in at least the following [***] countries: [***]. AMAG shall invoice Norgine for the Norgine Cost Share on a quarterly basis and Norgine shall pay all undisputed invoices within [***] following receipt of same.
(b)    Initial Phase 3 Budget. The Parties shall agree on an initial Phase 3 Budget within [***], and shall update the Development Plan to include such initial Phase 3 Budget.
(c)    Expert Advice for Failure to Agree. If the Parties fail to agree on an initial Phase 3 Budget within [***], and after attempting to resolve such Dispute under Section 2.3, then, if elected by either Party, the initial Phase 3 Budget will be determined through [***]:
(i)    [***]
(ii)    [***]
(iii)    [***]

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(iv)    Responsibility for Costs. [***].
(d)    Review and Adjustment of the Phase 3 Budget. The JDC shall review and may adjust the Phase 3 Budget [***] for the next Calendar Year or in connection with updates to the Development Plan. In the event the Parties disagree on a proposed adjustment to the Phase 3 Budget:
(i)    [***].
(ii)    [***].
(iii)    [***].
(iv)    [***].
3.3    Regulatory Responsibilities.
(a)    Subject to the completion by AMAG of the Pivotal Clinical Trial as set forth in the Development Plan, Norgine shall use Commercially Reasonable Efforts to seek and maintain Regulatory Approval (and required pricing and reimbursement approvals) for the Product in the Norgine Territory, and to achieve each Regulatory Milestone Event. Without limiting the foregoing, subject to the terms and conditions of this Agreement, Norgine shall be responsible for, [***], (i) the filing and obtaining of all Regulatory Submissions, (ii) responding to inquiries and correspondence from the Regulatory Authorities and (iii) the submission of all required reports throughout clinical Development (after completion of the Pivotal Clinical Trial) and Commercialization, in each case ((i) through (iii)) in or for the Norgine Territory, in compliance with all Applicable Laws and Regulations. Norgine or its designee shall hold and own all such Regulatory Submissions. At the reasonable request [***], AMAG will reasonably assist Norgine in connection with Norgine’s activities under this Section 3.3(a) with respect to the Product in the Field in the Norgine Territory, including providing necessary documents or other materials required by Applicable Laws and Regulations.
(b)    Norgine shall notify AMAG of any material written or electronic communication received by Norgine from a Regulatory Authority regarding the Product within [***] of receipt of such communication and upon AMAG’s request, provide a copy of such communication within [***] of such request unless otherwise specified by AMAG. AMAG shall be responsible for providing to Norgine any revisions to the investigator’s brochure and CMC information required for Regulatory Submissions. If permitted by the Regulatory Authorities, AMAG (or its designee) shall have a right to participate (and Norgine may otherwise request AMAG to participate) in meetings with the Regulatory Authorities in the Major European Countries and any rapporteur country regarding the Product.
(c)    As between the Parties, AMAG shall be responsible for (i) the filing and obtaining all Regulatory Submissions, (ii) responding to inquiries and correspondence from the Regulatory Authorities responsible for regulatory matters, and (iii) the submission of all required reports throughout clinical Development and Commercialization, in each case ((i) through (iii))

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in the AMAG Territory, in compliance with all Applicable Laws and Regulations. AMAG shall notify Norgine of any material written or electronic communication received by AMAG from a Regulatory Authority regarding the Product within [***] of receipt of such communication and upon Norgine’s request, provide a copy of such communication within [***] of such request unless otherwise specified by Norgine. If permitted by the Regulatory Authorities, Norgine (or its designee) shall have a right to attend (and AMAG may otherwise request Norgine to participate in) meetings with the FDA regarding the Product.
(d)    Each Party shall provide information to the other Party as necessary and reasonably consult with the other Party regarding any filings, and regarding significant or material notices, actions or requests from or by Regulatory Authorities in such Party’s territory. Each Party shall, at the other Party’s request, review and comment on filings, submissions, and responses to Regulatory Authorities related to the Product.
3.4    Records of Correspondence with Regulatory Authorities. Following each material communication (whether by phone or in person) with a Regulatory Authority regarding matters arising under this Agreement, each Party shall prepare a record of such meeting in accordance with its standard business practices (e.g., written minutes) and provide to the other Party a summary of such record in English within [***].
3.5    Right of Reference.  Each Party shall have and is hereby granted the right to cross-reference the Regulatory Submissions and Regulatory Approvals (and each Party’s Related Parties’ Regulatory Submissions and Regulatory Approvals) related to the Product, and to access such Regulatory Submissions and Regulatory Approvals and any data therein to the extent necessary or reasonably useful to perform its obligations and exercise of its rights under this Agreement, including inclusion of such data in its own Regulatory Submissions for the Product free of charge. For clarity, AMAG may use such data in connection with its activities in the AMAG Territory and Norgine may use such data in connection with its activities in the Norgine Territory. Each Party hereby grants, and will cause its Related Party to grant, to the other Party and the other Party’s Related Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any data, including such Party’s or its Related Party’s clinical dossiers, Controlled by such Party or such Related Party that relates to the Product for use by the other Party to Develop and Commercialize the Product in the Field pursuant to this Agreement. For clarity, AMAG may use such Right of Reference to Develop and Commercialize the Product in the AMAG Territory and Norgine may use such Right of Reference to Develop and Commercialize the Product in the Norgine Territory. Each Party shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority and shall cause its Related Party to provide such signed statement. Each Party will provide, and will use reasonable efforts to cause its Related Party to provide cooperation to the other Party to effect the foregoing.
3.6    Global Safety Database. AMAG shall establish and maintain in compliance with Applicable Laws and Regulations the global safety database for the Product [***]. AMAG will

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provide necessary safety information for the Product from the global safety database in response to any reasonable request by Norgine in accordance with the terms of a pharmacovigilance agreement to be negotiated by the Parties in good faith following the Effective Date. During the Term and thereafter as required in order to comply with Applicable Laws and Regulations, each Party and its Related Parties will provide the other Party with all information necessary or desirable for such other Party to comply with its pharmacovigilance responsibilities, including any adverse drug experiences, in each case in the form reasonably requested by such other Party and as set forth in more detail in the pharmacovigilance agreement.
3.7    Information and Cooperation. Without limiting the other provisions of this Agreement, each Party shall use Commercially Reasonable Efforts to reasonably cooperate with the other Party in relation to the work under this Agreement and keep the other Party informed of its Development with respect to the Product, and shall provide to the other Party, as appropriate, regular summary updates through the JDC.
4.    Commercialization
4.1    In General
(a)    Norgine Responsibilities. Norgine shall use Commercially Reasonable Efforts to Commercialize the Product throughout the Norgine Territory. Subject to the foregoing and to the terms and conditions of this Agreement, Norgine shall have full responsibility and authority for all aspects of the Commercialization of the Product in the Norgine Territory [***], including developing and executing a plan for commercial launch, obtaining all required approvals from Regulatory Authorities for Commercialization (including seeking and obtaining pricing and reimbursement approvals where required for Commercialization), marketing and promotion, booking sales and distribution and performance of related services, providing customer support, including handling medical queries, and performing other related functions. Norgine shall update AMAG regarding its Commercialization activities at regular meetings of the JSC. Norgine shall provide written notification to AMAG as to the occurrence of the First Commercial Sale in the Norgine Territory within [***] after such occurrence.
(b)    AMAG Responsibilities. AMAG shall have full responsibility and authority for all aspects of the Commercialization of the Product in the AMAG Territory [***], including obtaining all required approvals from Regulatory Authorities for such Commercialization, marketing and promotion, booking sales and distribution and performance of related services, providing customer support, including handling medical queries, and performing other related functions. AMAG shall update Norgine regarding its Commercialization activities at regular meetings of the JSC.
4.2    Sales and Distribution.
(a)    Orders and Sales. Norgine shall be solely responsible for handling all returns, order processing, invoicing and collection, distribution, and inventory and receivables for the Product throughout the Norgine Territory. Norgine shall have the right and sole responsibility for establishing and modifying the terms and conditions with respect to the sale of

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the Product in the Norgine Territory, including any terms and conditions relating to or affecting the price at which the Product shall be sold, discounts available to any Third Party payers (including managed care providers, indemnity plans, unions, self-insured entities, and government payer, insurance or contracting programs), any discount attributable to payments on receivables, distribution of the Product, and credits, price adjustments, or other discounts and allowances to be granted or refused; provided, however, that Norgine shall act in good faith when doing the foregoing.
4.3    Pricing. Norgine shall determine all pricing of the Product in the Norgine Territory, with the understanding that Norgine shall also be solely responsible for preparing and implementing the reimbursement strategy for the Product in the Norgine Territory. AMAG shall, subject to any restrictions imposed under Applicable Laws and Regulations, use reasonable efforts to provide all the data reasonably deemed necessary by Norgine and within its possession or control so as to support any application by Norgine for desired medical reimbursement rates in the Norgine Territory.
4.4    Product Branding; Promotional Materials; Product Training.
(a)    Norgine shall reasonably cooperate with AMAG and its designees to establish a global branding strategy for the Product worldwide. Norgine shall Commercialize the Product in the Norgine Territory under the worldwide brand and consistent with such global branding strategy, subject to variations reasonably determined by Norgine (and discussed with AMAG) to be appropriate based on the needs of particular countries in the Norgine Territory. To the extent such branding is not permitted by any applicable Regulatory Authority in the Norgine Territory, the Parties, through the JSC, shall discuss in good faith an alternative brand or adjustment to the global branding strategy. [***].
(b)    AMAG shall develop and implement training programs regarding the Product and the Commercialization thereof [***] for use in the AMAG Territory. [***]. Norgine shall ensure that each member of its Commercialization staff satisfactorily completes the level of training appropriate for such Person’s position and expected Commercialization activities under this Agreement in accordance with Applicable Laws and Regulations. For clarity, nothing in this Section 4.4(b) shall preclude Norgine from developing its own training program for the Product for its and its Sublicensees’ personnel; provided that, upon AMAG’s reasonable request, Norgine will provide AMAG with a reciprocal right to access such materials and to review and comment on any such materials, and Norgine shall not unreasonably refuse to implement any AMAG comments.
4.5    Diversion.
(a)    Norgine hereby covenants and agrees that it shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product, including via the Internet or mail order, to any Third Party, address or Internet Protocol address outside of the Norgine Territory, provided that the foregoing shall not restrict Norgine from (i) participating in international meetings and conferences, medical congresses and the like outside of the Norgine Territory, and marketing and promotion of the Product to Third Party attendees at such meetings,

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conferences, and congresses for the Norgine Territory, and (ii) engaging key opinion leaders from outside the Norgine Territory to participate in education, advisory, and other activities relating to the Product in the Norgine Territory.
(b)    If any material quantity of Product sold by Norgine or any of its Affiliates or any of their Sublicensees, wholesalers or Distributors is diverted for promotion, marketing, distribution, importation or sale outside the Norgine Territory, the following shall apply: (i) if the Product was diverted by an identifiable wholesaler, Distributor, employee or agent of Norgine then, [***]; and (ii) if [***], then Norgine, to the extent permitted by Applicable Laws and Regulations, [***]. For purposes of this Section 4.5(b), a “material quantity of Product” shall be [***] of Net Sales of the Product in the AMAG Territory.
(c)    AMAG hereby covenants and agrees that it shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product, including via the Internet or mail order, to any Third Party, address or Internet Protocol address inside of the Norgine Territory, provided that the foregoing shall not restrict AMAG from (i) participating in international meetings and conferences, medical congresses and the like in the Norgine Territory, and marketing and promotion of the Product to Third Party attendees at such meetings, conferences, and congresses for the AMAG Territory, and (ii) engaging key opinion leaders from the Norgine Territory to participate in education, advisory, and other activities relating to the Product in the AMAG Territory.
(d)    If any material quantity of Product sold by AMAG or any of its Affiliates or any of their Licensees, wholesalers or Distributors is diverted for promotion, marketing, distribution, importation or sale outside the AMAG Territory, the following shall apply: (i) if the Product was diverted by an identifiable wholesaler, Distributor, employee or agent of AMAG then, [***]; and (ii) if any [***], then AMAG, to the extent permitted by Applicable Laws and Regulations, [***]. For purposes of this Section 4.5(d), a “material quantity of Product” shall be [***] of Net Sales of the Product in the Norgine Territory.
4.6    Competitive Products.
(a)    During [***], neither Norgine nor any of its Affiliates shall, directly or indirectly or with or through any Third Party, Develop, Manufacture, or Commercialize a Competitive Product anywhere in the world.
(b)    During [***], neither AMAG nor any of its Affiliates shall, directly or indirectly or with or through any Third Party, Develop, Manufacture, or Commercialize a Competitive Product anywhere in the Norgine Territory.
(c)    Notwithstanding Sections 4.6(a) and 4.6(b), if (i) a Business Combination occurs with respect to either Party with a Third Party that has a material pharmaceutical program other than programs directed to a Competitive Product or (ii) a Party acquires a Third Party that has a material pharmaceutical program other than programs directed to a Competitive Product (including by a merger or consolidation) so that such Third Party becomes an Affiliate over which the acquiring Party has control (as defined in Section 1.2), or (iii) a Party acquires all or

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substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) that has a material pharmaceutical program other than programs directed to a Competitive Product (each of (i), (ii) and (iii), a “Business Acquisition”; such Party, the “Business Party”), and, in each case, the Third Party (or any of such Third Party’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to, or was planned prior to and is demonstrably to be implemented shortly after, the Business Acquisition that would otherwise violate Section 4.6(a) or Section 4.6(b) at the time of such Business Acquisition (a “Business Program”), then such Third Party (or such Third Party’s Affiliate) or the Business Party, as applicable, shall be permitted to continue such Business Program after such Business Acquisition and such continuation shall not constitute a violation of Section 4.6(a) or Section 4.6(b) above; provided however that (A) none of the AMAG Licensed Technology, Norgine Licensed Patents, Norgine Licensed Know-How, or other Patents or Know-How Controlled by the other Party and, in each case, licensed to the Business Party shall be used in the Business Program, and (B) the research or Development activities required under this Agreement shall be conducted separately from any research or Development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and separate personnel working on each of the activities under this Agreement and the activities covered under such Business Program. The Business Party shall adopt reasonable procedures to limit the dissemination of Confidential Information to only those personnel having a need to know such Confidential Information in order for such Business Party and/or the Third Party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including, in furtherance of the foregoing goal, adoption of reasonable procedures to prohibit and limit the use and disclosure of Confidential Information for competitive reasons against the other Party and its Affiliates, including the use of Confidential Information for the research, Development, Manufacture or Commercialization of Products, and to prohibit or limit Confidential Information from being disclosed to or used by any person who is also working on or making scientific, intellectual property or commercial decisions regarding Products at the time of receipt or use of any Confidential Information, or within [***] following receipt or use of any Confidential Information.
4.7    Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Product, or in the event either Party determines that an event, incident or circumstance has occurred that may reasonably be expected to result in the need for a recall or market withdrawal of the Product in its own territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [***] of such request, order or determination, notify the other Party by telephone, facsimile or e-mail. Each Party, in consultation with the other Party [***], shall decide whether to conduct a recall of the Product in its own territory [***], provided that, each Party shall provide the other Party with at least [***] notice of any decision to effectuate a recall (except in the case of a government mandated recall, when such Party may act (i) without such advance notice but shall notify the other Party [***]. Each Party will make available all of its pertinent records that may be reasonably requested by the other Party in order to effect a recall of the Product in the other Party’s Territory. The Parties’ rights and obligations under this Section 4.7 shall be subject to the terms of any Supply Agreement(s) or Ancillary Agreements entered into between the Parties.

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4.8    Compliance.
(a)    Each Party shall, and shall use reasonable efforts to cause its respective Affiliates, officer(s), director(s), employee(s), agent(s), representative(s), consultant(s), contractor(s), Distributor(s) and Sublicensee(s) (the “Party Representatives”) to, comply with the terms of this Agreement and all Applicable Laws and Regulations (including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and other Anti-Corruption Laws) relating to activities performed or to be performed by such Party Representatives under or in relation to the Development, pursuit of Regulatory Approval, and Commercialization of the Product pursuant to this Agreement.
(b)    Each Party represents and warrants to the other Party that, as of the Effective Date, it and its Affiliates are in compliance with the Anti-Corruption Laws of those countries where it operates (including the FCPA to the extent applicable). Each Party covenants that each Party Representative engaged by such Party or its Affiliate to perform activities under this Agreement will, to such Party’s knowledge, be in compliance with the Anti-Corruption Laws of those countries where such Party Representative operates (including the FCPA to the extent applicable) at the time such Party Representative is engaged to perform such activities.
(c)    In connection with this Agreement, each Party agrees that it and its Party Representatives will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any (A) executive, official, employee or agent of a governmental department, agency or instrumentality, (B) director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (C) political party or official thereof, or candidate for political office, or (D) an executive, official, employee or agent of a public international organization (“Government Official”) for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, in order to assist such Party in obtaining or retaining business relating to the Product under this Agreement.
(d)    Each Party agrees that should it learn or have reason to know of any payment or transfer (or any offer or promise to pay or transfer) relating to this Agreement that violate the FCPA or any applicable Anti-Corruption Law and would reasonably be likely to result in an enforcement proceeding under the FCPA or any applicable Anti-Corruption Law, it shall promptly disclose it to the other Party. The Parties will cooperate in any investigation related to any such payment or transfer.
(e)    (i)    Each Party shall have the right to terminate this Agreement, without penalty, on [***] prior written notice by such Party, if the other Party or any of its Party Representatives is (a) convicted in a court of law of violating an applicable Anti-Corruption Law; or (b) enters into a settlement with a government authority with an admission of liability under an applicable Anti-Corruption Law.

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(ii)    Each Party shall have the right to terminate this Agreement, without penalty, on [***] prior written notice by such Party with respect to the relevant country (or countries) in the Norgine Territory or AMAG Territory, if a Party [***], that the other Party or any of its Party Representatives violated an applicable Anti-Corruption Law in such country (or countries) in connection with the performance of this Agreement.
(iii)    [***]
(iv)    [***]
(v)    This Section 4.8(e), and not Section 14.3, shall exclusively apply to violations of the FCPA or other Anti-Corruption Laws by a Party or any of its Party Representatives.
(f)    Each Party may disclose the terms of this Agreement or any action taken under this Section 4.8 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any government authority if such Party determines, upon advice of counsel, that such disclosure is necessary.
5.    Manufacture and Supply
5.1    Responsibility for Supply. Subject to Sections 5.6 and 5.7, AMAG shall be responsible for the Manufacture, either by itself or through one or more Third Parties selected by AMAG at its sole discretion, [***], of all clinical (if applicable) and commercial supplies of the Product necessary for the Development and Commercialization of the Product in the Norgine Territory, in each case in accordance with this Section 5.1 and the Supply Agreements, except as the Parties may otherwise agree in writing. Not later than [***], AMAG shall enter into written agreement(s) with one or more Third Party contract manufacturers for the commercial supply of Product that are sufficient to fulfill AMAG’s obligation to supply [***] (pursuant to AMAG’s obligations under this Agreement), commercial supplies of Product to Norgine hereunder (a “CMO Agreement”). [***]. If AMAG fails to enter into a CMO Agreement by such date, then upon [***] prior written notice to AMAG, Norgine shall have the right to assume Manufacturing of the Product for the Norgine Territory pursuant to Section 5.6, provided that if AMAG enters into a CMO Agreement within such [***] notice period, Norgine shall not have the right to assume Manufacturing of the Product. [***]. The foregoing remedies set forth in this Section 5.1 shall be Norgine’s sole and exclusive remedy, and AMAG’s sole and exclusive obligation, with respect to any breach by AMAG of its obligation to enter into a CMO Agreement by the date specified in this Section 5.1. Any Product supplied to Norgine by AMAG shall be delivered to Norgine in unlabeled vials [***] for the country or countries in the Norgine Territory for which the Product is delivered [***].
5.2    Supply Agreement. Within [***], the Parties shall in good faith negotiate and enter into a supply agreement (the “Commercial Supply Agreement”) governing the commercial supply of the Product to Norgine for its requirements of the Product for Commercialization in the Norgine Territory, together with a related quality agreement and pharmacovigilance agreement

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(such agreements, “Ancillary Agreements”). In the event that Norgine is required to perform a Regulator-Requested Trial, the Parties [***] negotiate and enter into a supply agreement (“Clinical Supply Agreement” and, together with Commercial Supply Agreement, the “Supply Agreements”) governing the supply of the Product to Norgine needed to carry out any Regulator-Requested Trial required to be performed by Norgine pursuant to Section 3.1(b). The price of clinical and commercial quantities of Product ordered by Norgine under the Supply Agreements, shall be equal to [***] of AMAG’s Fully Burdened Manufacturing Costs for the Product. The Supply Agreements shall provide other customary terms and conditions, such as acceptance and rejection procedures, forecasts and order procedures, recall and release procedures, release documentation, change controls, and audit rights by Norgine, in each case to be consistent with the terms and conditions of the CMO Agreement(s) and taking into consideration any [***] under the CMO Agreement(s) as reasonably agreed by the Parties.
5.3    Expert Resolution for Failure to Agree. If the Parties fail to reach agreement and enter into a Supply Agreement within the applicable period set forth in Section 5.2, and after attempting to resolve such Dispute under Section 2.3, then, if elected by either Party, the final terms and conditions of such Supply Agreement will be determined [***]:
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
5.4    Change of Manufacturing Process. AMAG shall reasonably inform Norgine of developments in matters of process development and Manufacturing of the Product, and shall consult with Norgine with respect to the development and manufacturing processes of the Product adopted by AMAG to the extent necessary to obtain Regulatory Approval(s) of the same in the Norgine Territory. Norgine shall promptly notify AMAG of any information that may impact approvability of the Product in the Norgine Territory. [***].
5.5    Target FBMC. AMAG shall use Commercially Reasonable Efforts to achieve the target FBMC established by the JDC for the Product supplied for Commercialization in the Norgine Territory.
5.6    Manufacturing Transfer.
(a)    Without limiting Section 5.1, Norgine shall have the option of assuming the responsibility for the Manufacture of clinical and commercial supplies of the Product upon written notice to AMAG (i) in the event of a material breach of a Supply Agreement, subject to the materiality, notice and cure provisions agreed by the Parties pursuant to such Supply Agreement; (ii) under the circumstances set forth in Section 5.1; (iii) if the supply price for Product supplied to Norgine for Commercialization in the Norgine Territory exceeds at any time

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[***] in the Norgine Territory; or (iv) a Supply Disruption (each of (i) through (iv), a “Manufacturing Transition Event”).
(b)    Upon the occurrence of a Manufacturing Transition Event, if Norgine elects to Manufacture or have Manufactured the Product for the Norgine Territory, Norgine shall provide to the JDC its plans for Manufacturing, including any Third Parties Norgine intends to use to Manufacture the Product, and then within [***] of the JDC’s review of such plans, the Parties shall agree on a technology transfer plan, pursuant to which AMAG shall [***]. Norgine may make such transfer request for itself or for a Norgine-selected Third Party manufacturer, provided that Norgine shall not use any Third Party manufacturer that AMAG has contracted with or that AMAG has informed Norgine of its intent to contract with for the Manufacture of the Product (“Technology Transfer”). Such Technology Transfer shall be commenced within a commercially reasonable timeframe following Norgine’s request. To the extent AMAG uses a Third Party to Manufacture Product, AMAG shall use Commercially Reasonable Efforts to procure the cooperation of such Third Party in the Technology Transfer, provided that AMAG shall not be responsible for transferring technology from such Third Party manufacturer to Norgine beyond that which AMAG is able to procure through such Commercially Reasonable Efforts. Any such Third Party manufacturers designated by Norgine to receive a Technology Transfer shall be required to sign with AMAG a confidentiality agreement on terms reasonably acceptable to AMAG. [***].
(c)    The Parties contemplate that remedies for any Supply Disruption or failure by AMAG to perform under any Supply Agreement shall be addressed in the Supply Agreement(s) and any such Supply Disruption or failure shall not constitute a material breach of this Agreement. For purposes of clarity, (i) this Section 5.6(c) is without prejudice to the provisions of Sections 5.6(a) and 5.6(b) and (ii) the remedies set forth in Section 14.7 of this Agreement shall not apply to any such Supply Disruption or failure.
5.7    Major Safety Issue. If AMAG [***] determines [***] that there is a Major Safety Issue with respect to the Product, it shall notify Norgine that it intends to stop Developing and/or Commercializing the Product and as a result intends to stop supplying Norgine with clinical or commercial quantities of the Product (as applicable) pursuant to the then-applicable Supply Agreement. [***]. Following notification by AMAG of its determination of a Major Safety Issue, AMAG’s supply obligations under Sections 5.1 and 5.2 shall no longer apply.
6.    Payments
6.1    Upfront Payment. On the Effective Date, Norgine shall pay to AMAG Thirty Million Dollars ($30,000,000), which shall be non-refundable and non-creditable against any other payments due under this Agreement.
6.2    Regulatory Milestone Payments.
(a)    Norgine shall pay to AMAG the one-time milestone payments listed below for the first achievement of the corresponding milestone event (each such event, a

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“Regulatory Milestone Event” and each such payment, a “Regulatory Milestone Payment”), which in each case shall be non-refundable and non-creditable.

Regulatory Milestone Event	Milestone Payment ($)
Grant of conditional Regulatory Approval of the Product by the EMA pursuant to Commission Regulation (EC) No 507/2006	[***]
Grant of Regulatory Approval of the Product by the EMA	[***]
Achievement of pricing and reimbursement approval for the Product in three (3) of the Major European Countries of at least [***] per vial	[***]
Achievement of pricing and reimbursement approval in all of the Major European Countries for an indication that includes [***], provided that this Regulatory Milestone Payment shall be payable only to the extent AMAG is required to pay the corresponding milestone payment under the [***].
[***]

(b)    Each of the Regulatory Milestone Payments described above shall be payable only once, regardless of the number of times the associated Regulatory Milestone Events are achieved. If the EMA grants Regulatory Approval of the Product without first granting conditional Regulatory Approval pursuant to Commission Regulation (EC) No 507/2006, then Norgine will pay the sum of [***] upon Regulatory Approval of the Product by the EMA. If the [***] is paid by Norgine and AMAG subsequently is entitled to any credit under the [***] with respect to the [***], AMAG shall promptly pay to Norgine the amount of such credit.
(c)    Norgine shall provide written notification to AMAG of the achievement of each of the Regulatory Milestone Events described above within [***] after each such achievement. AMAG shall deliver to Norgine a written invoice for the Regulatory Milestone Payment promptly after receipt of such written notification from Norgine. All Regulatory Milestone Payments shall be due and payable within [***] after receipt of such invoice from AMAG.
6.3    Sales Milestone Payments.
(a)    Norgine shall pay to AMAG the one-time milestone payments listed below (each, a “Sales Milestone Payment”) for the first achievement of the corresponding one-time milestone event (each, a “Sales Milestone Event”), which in each case shall be non-refundable and non-creditable.

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Sales Milestone Event	Milestone Payment ($)
(A) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]
(B) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]
(C) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]
(D) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]
(E) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]
(F) First occurrence of a Calendar Year in which aggregate Annual Net Sales of the Product in the Norgine Territory equal or exceed [***]	[***]

(b)    Each of the Sales Milestone Payments described above shall be payable only once, regardless of the number of times the associated Sales Milestone Events are achieved.
(c)    Norgine shall provide written notification to AMAG of the achievement of each of the milestones described above within [***] after each such achievement. AMAG shall deliver to Norgine a written invoice for the Sales Milestone Payment promptly after receipt of such written notification from Norgine. All Sales Milestone Payments shall be due and payable within [***] after receipt of such invoice from AMAG.
6.4    Product Royalties.
(a)    Subject to Section 6.5, Norgine shall pay to AMAG a royalty at the rate determined in accordance with the royalty chart set forth below on Net Sales of the Product in the Norgine Territory for the Royalty Term.

Aggregate Net Sales threshold of the Product in the Norgine Territory:	Royalty Rate (%):
On that portion of aggregate Annual Net Sales less than [***]	[***]
On the portion of Annual Net Sales equal to or greater than [***] but less than [***]	[***]
On that portion of Annual Net Sales equal to or greater than [***]	[***]

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(b)    For purposes of determining when the Annual Net Sales thresholds as set forth above have been met, Calendar Quarter Net Sales shall be converted from local currency in the region or country in the Norgine Territory into Euros using the exchange rate set forth in Section 6.7 when calculating the amount of payment of royalties due, and the converted Calendar Quarter Net Sales amounts for the four Calendar Quarters in a Calendar Year will be used to determine whether the Annual Net Sales thresholds have been met.
6.5    Royalty Adjustments.
(a)    Antistacking. On a country-by-country basis, the royalties otherwise payable by Norgine to AMAG under Section 6.4 with respect to Net Sales of Product by Norgine, its Affiliates or Sublicensees for a Calendar Quarter may be reduced by [***] of the royalties actually paid by Norgine to any Third Party licensor pursuant to a Norgine In-License with respect to such country and Calendar Quarter.
(b)    Generic Competition. On a country-by-country [***] basis, the royalty rates otherwise due to AMAG shall be reduced if and for so long as Generic Competition exists in such country during [***] in the following amounts: [***]. For purposes of this Section 6.5(b), “Generic Product” means, in a given country, a product that (x) has the same active pharmaceutical ingredient(s) as the Product and that has received all necessary Regulatory Approval(s) from such Regulatory Authorities in such country to market and sell such product as a pharmaceutical product for any of the indications included in the approved labeling for the Product, where such Regulatory Approval(s) were obtained by making a reference to or relying on data provided to relevant Regulatory Authorities in the application(s) for Regulatory Approval for the Product, and (y) is sold in such country by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee or Distributor of Norgine or any of its Affiliates or Sublicensees with respect to the Product. For purposes of this Section 6.5(b), “Generic Competition” means, with respect to the Product in a given country [***], one or more Generic Products is commercially available in such country and such Generic Product(s) [***].
(c)    Limitation. In no event shall the royalty reductions described in this Section 6.5, alone or together, reduce the royalties payable by Norgine for the Product in a country [***].
6.6    Quarterly Reports; Payment. During the Term, following the First Commercial Sale of the Product in the Norgine Territory, Norgine shall furnish to AMAG a quarterly written report for the Calendar Quarter showing the Net Sales of the Product subject to royalty payments sold by Norgine and its Related Parties in the Norgine Territory during the reporting period and the royalties payable under this Agreement. Reports under this Section 6.6 shall be due on the [***] following the close of each Calendar Quarter in a form reasonably agreed to by the Parties, summarizing the calculation of Net Sales for such Calendar Quarter, which shall include, without limitation (i) the gross amount invoiced for the Product sold, (ii) an itemized listing of the type and amount of all deductions and offsets taken from the gross amount invoiced to arrive at the Net Sales calculation, and (iii) to the extent applicable, the basis for any adjustments pursuant to Section 6.5 to the royalty payable hereunder on a country-by-country basis. AMAG promptly shall deliver to Norgine a written invoice for the royalties shown to have accrued by each report,

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and Norgine shall, unless otherwise specified under this Agreement, pay such invoice within [***] after receipt of such invoice from AMAG.
6.7    Payment Exchange Rate.
(a)    All payments to be made by Norgine to AMAG under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account in the United States designated in writing by AMAG. For any Net Sales made in a currency other than Euros, such currency will be converted to Euros using Norgine’s then-current standard exchange rate methodology consistent applied for the translation of foreign currency sales into Euros. The royalties payable under Section 6.4 shall be calculated in Euros and the royalty payment payable to AMAG shall be converted into Dollars using the arithmetic daily average of the relevant published currency exchange rate published at http://fxtop.com, across the calendar quarter for which the relevant royalty payment is due, or such other source as the Parties may agree in writing.
(b)    In the event that, by reason of Applicable Laws and Regulations in any country, it becomes impossible or illegal for Norgine (or any of its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed AMAG hereunder, Norgine will promptly notify AMAG of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of AMAG in a recognized banking institution in that country designated by AMAG or, if none is designated by AMAG within a period of [***], in a recognized banking institution selected by Norgine or any of its Affiliates or its Sublicensees, as the case may be, and identified in a written notice given to AMAG.
6.8    Taxes. All taxes applicable to the Development, Manufacture, Commercialization, use, import, distribution or sale of the Product in the Norgine Territory or assessable on any payments made by Norgine to AMAG under this Agreement shall be paid by Norgine, with the exception of income taxes owed by AMAG. If Norgine is required under Applicable Laws and Regulations to deduct or withhold any taxes on any payments from Norgine to AMAG pursuant to this Agreement, Norgine shall pay any such taxes, pay such amounts to the relevant governmental entity on behalf of AMAG. Norgine shall furnish to AMAG appropriate evidence of payment (including official receipts) of such taxes or other amount required by Applicable Laws and Regulations to be deducted from any payment due under this Agreement to AMAG. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Norgine to AMAG under this Agreement. AMAG will provide Norgine any tax forms that may be reasonably necessary in order for Norgine not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws and Regulations, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.
7.    Record Keeping, Inspections and Audits

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7.1    Records.
(a)    Development, Manufacturing and Commercialization Activities. Each Party shall maintain appropriate records of: (i) all research, Development, Manufacturing and Commercialization events and activities conducted by it or on its behalf related to the Product hereunder, and all costs incurred in connection therewith, as applicable; and (ii) all significant information generated by it or on its behalf in connection with Development of the Product under this Agreement, in each case in accordance with such Party’s usual documentation and record retention practices and in compliance with Applicable Laws and Regulations in its territory, provided that this Section 7.1(a) shall not apply to sales and financial records addressed by Section 7.1(b). All records referenced by this Section 7.1(a) shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and clinical trials undertaken, and further shall be at a level of detail appropriate for patent and regulatory purposes. Each Party and its Affiliates shall document, and shall cause its Licensees and Sublicensees (as applicable) to document, all clinical trials and other studies and research conducted pursuant to the terms of this Agreement in formal written study reports in accordance with applicable guidelines (e.g., cGCP, cGLP, and cGMP) and all other Applicable Laws and Regulations. Upon the reasonable request of a Party, the other Party shall make a summary of the information included in such records available to the requesting Party in a format to be mutually agreed by the Parties. Subject to Applicable Laws and Regulations (including, but not limited to, the data privacy act in each country), each Party shall also have the right to review original versions of such records maintained by the other Party and its Affiliates (and its non-Affiliate Related Parties) no more often than [***], at reasonable times, upon written request to other Party. Each Party shall cause its Related Parties to comply with this Section 7.1(a).
(b)    Records for Norgine Payments. Norgine shall keep complete and accurate records in sufficient detail to ensure that the Parties can accurately calculate the full amount of Sales Milestone Payments and royalties payable to AMAG under Sections 6.3 and 6.4.
(c)    AMAG FBMC and Other Costs. AMAG shall keep complete and accurate records with such detail as shall reasonably allow Norgine to determine the basis for such FBMC and the costs and expenses incurred by AMAG pursuant to the Phase 3 Budget including in the conduct of the Pivotal Clinical Trial. At the reasonable request of Norgine, AMAG shall make such records available to Norgine.
7.2    Audit Rights.
(a)    Upon the written request of a Party (“Requesting Party”) with reasonable advance notice and not more than [***], the other Party shall permit an independent certified public accounting firm of internationally recognized standing not utilized by the Requesting Party in the [***] period preceding such request and selected by the Requesting Party and reasonably acceptable to the other Party, at its own expense, to have access during normal business hours to such of the records as may be reasonably necessary to verify the that the correct amounts have been paid to or by such Party under this Agreement during any Calendar Year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the reports are correct or incorrect and the specific

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details concerning any discrepancies. No other information shall be provided to the Requesting Party in connection with this audit right. The audit report will be final and binding on the Parties, provided that each Party will be given an opportunity by the accounting firm to raise any manifest error in the audit report prior to the finalization of the audit report. The records for a particular Calendar Year may be audited only [***]. This right to audit shall remain in effect throughout the life of this Agreement and for a period of [***] after the termination of this Agreement.
(b)    Discrepancies. If such accounting firm identifies a discrepancy, the other Party shall pay the Requesting Party the amount of the discrepancy (whether underpayment or overpayment) within [***] of the date the Requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. [***].
(c)    Confidentiality. Each Party shall treat all information of the other Party subject to review under this Article 7 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party and any applicable Related Parties, obligating it or them to retain all such information in confidence pursuant to such confidentiality agreement.
8.    Licenses
8.1    Licenses to Norgine.
(a)    Development and Commercialization License. Subject to the terms and conditions of this Agreement, AMAG hereby grants to Norgine an exclusive (including as to AMAG and its Affiliates), royalty-bearing license (or sublicense, as applicable), with the right to grant sublicenses (subject to Section 8.1(f)), under the AMAG Licensed Technology and the AMAG Licensed Trademarks to conduct the Development activities allocated to Norgine hereunder, and to Commercialize and otherwise distribute, sell, offer for sale and import the Product in the Field in the Norgine Territory during the Term. For purposes of clarity, AMAG may conduct Development activities in the Norgine Territory to the extent provided in the Development Plan.
(b)    Manufacturing License. Subject to the terms and conditions of this Agreement, AMAG hereby grants to Norgine, exercisable by Norgine from and after a Manufacturing Transition Event and for the remainder of the Term, a non-exclusive, royalty-free license (or sublicense, as applicable), with the right to grant sublicenses (subject to Section 8.1(f)), under the AMAG Licensed Technology and the AMAG Licensed Trademarks to Manufacture the Product in the Field anywhere in the world for the Norgine Territory. For purposes of clarity, any Net Sales of the Product manufactured by or on behalf of Norgine shall continue to be royalty-bearing in accordance with Article 6.
(c)    Post Royalty-Term License. The licenses granted to Norgine in Section 8.1(a) and 8.1(b) shall automatically convert, on a country-by-country basis in the Norgine Territory, to a fully paid-up, non-royalty bearing, perpetual, exclusive, irrevocable license upon the expiration of the Royalty Term applicable to such country (but not upon an earlier

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termination of this Agreement), provided that such license shall become non-exclusive in such country upon the commercial launch of a Generic Product in such country.
(d)    AMAG Third Party Agreements.
(i)    All licenses granted to Norgine in Section 8.1(a) and 8.1(b) are subject to the rights and obligations of AMAG under the AMAG Third Party Agreements. AMAG shall be responsible for all financial and payment obligations under each AMAG Third Party Agreement. Subject to Section 8.1(d)(ii), Norgine will comply with all applicable provisions of the AMAG Third Party Agreements in all material respects and Norgine agrees to (and shall cause its Related Parties to) timely perform and take such actions as may be required to allow AMAG to comply with its obligations thereunder, including to provide to AMAG such information and reports as it reasonably requires, comply with reasonable requests for access to Norgine’s (and its Related Parties’) records or facilities or otherwise cooperate with AMAG including with respect to any financial and regulatory reporting, audit and payment obligations under each AMAG Third Party Agreement, insofar as they relate to the Product or Norgine’s (and its Related Parties’) activities hereunder.
(ii)    AMAG shall disclose to Norgine the terms of each AMAG Third Party Agreement entered into after the Effective Date with which Norgine would be required to comply with under Section 8.1(d)(i), and otherwise provide Norgine with such assistance and information as Norgine reasonably requires to assess such provisions. If Norgine does not agree to the inclusion of such AMAG Third Party Agreement under this Agreement, then (A) the Patents and Know-How in-licensed under such AMAG Third Party Agreement shall not be deemed “Controlled” by AMAG (or included within the AMAG Licensed Technology) and (B) such agreement shall not be considered an AMAG Third Party Agreement.
(iii)    AMAG agrees that it shall reserve the right in such AMAG Third Party Agreement to disclose the terms of such agreement to Norgine (subject to confidentiality obligations), and grant sublicenses to Norgine as contemplated herein and use Commercially Reasonable Efforts to provide for the survival of any sublicenses granted thereunder in the event of termination of such agreement.
(e)    Clinical Data License. Subject to the terms and conditions of this Agreement, AMAG hereby grants to Norgine a royalty-free license, with the right to grant sublicenses (subject to Section 8.1(f)), during the Term to use all Clinical Data and other data Controlled by AMAG as necessary or useful for Norgine to (i) seek and maintain Regulatory Approval for the Product in the Norgine Territory, or (ii) to Commercialize the Product in the Field in the Norgine Territory or, (iii) from and after a Manufacturing Transition Event, to Manufacture, the Product in the Field for the Norgine Territory in each case ((i)-(iii)) during the Term. The license rights granted in clauses (i) and (ii) above are exclusive (including as to AMAG and its Affiliates) and in clause (iii) are non-exclusive. At Norgine’s request, AMAG shall provide a copy of the foregoing Clinical Data on a commercially reasonable schedule to Norgine. AMAG shall ensure that all Clinical Data generated by AMAG’s Affiliates and Licensees with respect to the Product are Controlled by AMAG.

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(f)    Sublicensees. In no event shall Norgine grant any sublicense to any of the rights granted to it pursuant to Section 8.1(a), 8.1(b) or 8.1(e) without AMAG’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except that such consent shall not be required with respect to sublicenses to (i) Affiliates of Norgine, (ii) Distributors of Norgine or its Affiliates, or (iii) consultants, subcontractors, or other suppliers or vendors (including contract research organizations and contract manufacturing organizations) who are engaged by Norgine to provide services directly related to the Development and Commercialization of the Product in the Norgine Territory. Each sublicense granted by Norgine shall be in writing and consistent with this Agreement and subordinate thereto, and Norgine shall remain responsible to AMAG for the compliance of each Sublicensee with the terms and conditions of this Agreement, including with respect to the financial and other obligations due under this Agreement. Norgine shall provide a copy of each such sublicense for which AMAG’s prior written consent is required (and all amendments or restatements thereof), which may be reasonably redacted as necessary to protect commercially sensitive information, to AMAG so that AMAG can confirm Norgine’s compliance with the foregoing. Each sublicense granted by Norgine under this Agreement shall permit the conversion of such sublicense to a direct license with AMAG at AMAG’s sole option (and discretion) in the event this Agreement is terminated and, upon such conversion, AMAG shall be responsible for all former obligations of Norgine under such sublicense. Norgine shall include in each such sublicense a requirement obligating such Sublicensee to reasonably cooperate with AMAG.
(g)    Limitations. During the Term, Norgine shall not (either by itself, or with or through a Related Party or Third Party) (i) Develop or Commercialize the Product, (ii) utilize any Clinical Data or (iii) practice the AMAG Licensed Technology, in each case of ((i), (ii) and (iii)) outside of the scope of this Agreement.
(h)    Rights Retained by AMAG. Norgine shall receive only those rights expressly granted by AMAG under the provisions of this Agreement, and any right not expressly granted to Norgine under the provisions of this Agreement shall be retained by AMAG.
8.2    Licenses to AMAG.
(a)    Product License. Subject to the terms and conditions of this Agreement, Norgine hereby grants to AMAG a royalty-free (except as provided in Section 14.6(b)(i)), perpetual, irrevocable license, with the right to grant sublicenses (through multiple tiers), under the Norgine Licensed Patents and Norgine Licensed Know-How that is incorporated into the Product or that is specifically related to the Product to the extent reasonably useful or necessary for AMAG (its Affiliates or Licensees) to (i) research, develop, make, have made and use the Product, or products containing or incorporating Ciraparantag (whether as a monotherapy, multi-therapy, combination or otherwise, but only with respect to Ciraparantag and not other therapeutically active ingredients) in the AMAG Territory and Norgine Territory, and (ii) sell, offer for sale and import the Product and such products in the AMAG Territory. The license granted in clause (i) above shall be co-exclusive with Norgine, and the license granted in clause (ii) above shall be exclusive. For clarity, the license granted to AMAG under this Section 8.2(a) shall survive expiration or termination of this Agreement. Each sublicense granted by AMAG

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shall be in writing and consistent with this Agreement and subordinate thereto, and AMAG shall remain responsible to Norgine for the compliance of each Sublicensee with the terms and conditions of this Agreement.
(b)    Clinical Data License. Subject to the terms and conditions of this Agreement, Norgine hereby grants to AMAG an exclusive, royalty-free, license, with the right to grant sublicenses, to use all Clinical Data and other data Controlled by Norgine as necessary or useful for AMAG to exercise its rights and fulfill its obligations under this Agreement with respect to the Development and Commercialization of the Product in the Field in the AMAG Territory. At AMAG’s request, Norgine shall provide a copy of the foregoing Clinical Data on a commercially reasonable schedule to AMAG. For clarity, the license granted to AMAG under this Section 8.2(b) shall survive expiration or termination of this Agreement. Norgine shall ensure that all Clinical Data generated by Norgine’s Affiliates and or its Related Parties with respect to the Product are Controlled by Norgine.
8.3    Future In-License Agreements. If Norgine determines that any Patent Controlled by a Third Party is necessary for the Development, Commercialization, or, from and after a Manufacturing Transition Event, Manufacture of the Product in or for the Norgine Territory (each, a “Third Party Patent Right”), it shall provide written notice of such determination to AMAG. If AMAG agrees, in its reasonable discretion, that such Third Party Patent Rights are necessary or desirable for the Development or Commercialization or, from and after a Manufacturing Transition Event, Manufacture of the Product for the Norgine Territory, then AMAG shall have the first right to enter into such a license and shall sublicense such rights to Norgine under this Agreement. If AMAG determines to enter into such a license, then prior to doing so AMAG shall provide Norgine with a reasonable opportunity to review and comment on the proposed terms of such license that are applicable to Norgine as a fully paid-up, royalty-free sublicensee thereunder. AMAG shall use reasonable efforts to negotiate the terms of such license accordingly, and in any event subject to Section 8.1(d)(iii). If AMAG or any of its Affiliates does not enter a Third Party agreement for such Third Party Patent Rights within [***] after receipt of notice from Norgine or, if AMAG is using Commercially Reasonable Efforts to negotiate such Third Party agreement, [***] after receipt of notice from Norgine, or if AMAG provides written notice to Norgine that it does not intend to enter a license agreement for such Third Party Patent Rights, then Norgine may enter an agreement to obtain such a license (such agreement entered into by Norgine, a “Norgine In-License”). If the Norgine In-License provides for an exclusive, sublicensable license under such Third Party Patent Rights in the AMAG Territory, then Norgine shall inform AMAG and shall provide AMAG with a copy of such license. If AMAG notifies Norgine in writing that it wishes to obtain a non-exclusive sublicense of such rights in the AMAG Territory, Norgine shall grant such a sublicense to AMAG, and AMAG will be bound by the rights and obligations of such Norgine In-License as they apply to AMAG as a sublicensee, including all payment obligations that would be due under such agreement as a result of the sublicense thereof granted to AMAG and AMAG’s exercise of such sublicensed rights, including an equitable apportionment of any upfront fee or license fee as agreed to by the Parties.

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8.4    Limitations. During the Term, AMAG shall not (either by itself, or with or through an Affiliate, Licensee or Third Party) practice the Norgine Licensed Patents, Norgine Licensed Know-How or the Clinical Data or other data Controlled by Norgine outside of the scope of the licenses granted to AMAG under this Agreement.
8.5    Rights Retained by Norgine. AMAG shall receive only those rights expressly granted by Norgine under the provisions of this Agreement, and any right not expressly granted to AMAG under the provisions of this Agreement shall be retained by Norgine.
8.6    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.
8.7    Section 365(n) of the Bankruptcy Code. All rights and licenses granted to either Party pursuant to any section of this Agreement are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code and of any similar provisions of Applicable Laws and Regulations under any other jurisdiction (the “Bankruptcy Code”)). The licensee Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such Party and all embodiments of such intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding (x) elects to continue to perform all of its obligations under this Agreement on or before any deadline for making such election and (y) does not reject this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Party in the bankruptcy proceeding upon written request therefor by the other Party. AMAG and Norgine agree that all payments due from Norgine to AMAG shall be considered “royalty payments” as that term is understood under Section 365(n) of the Bankruptcy Code for purposes of that section. In the event AMAG is the Party in the bankruptcy proceeding and rejects this Agreement, and Norgine elects to retain its rights under this Agreement, Norgine shall make all such payments, including without limitation all product royalties set forth in Section 6.4, all Regulatory Milestone Payments and all Sales Milestone Payments due under this Agreement, for the duration of the applicable Royalty Term. Nothing in this Section 8.7 shall be deemed any admission that this Agreement is an executory contract or that this Agreement or any obligation hereunder is otherwise subject to rejection or disavowal in the bankruptcy, liquidation, reorganization, receivership, assignment for the benefit of creditors, administration, insolvency or similar proceeding or circumstance of a licensor Party, nor any admission that upon any such proceeding or circumstance involving such licensor Party, or upon any such rejection or disavowal by such licensor Party, the licensee Party (or any Affiliate or Sublicensee thereof) would lose or not be able to enforce or benefit from any right hereunder (or under any applicable sublicense).
9.    Confidentiality; Publication

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9.1    Nondisclosure Obligation.
(a)    Definition and Restrictions. All Confidential Information disclosed by one Party to the other Party at any time, including before the Effective Date or after the expiration or termination of this Agreement, shall be maintained in confidence by the receiving Party and shall not be disclosed by the receiving Party to any Third Party or used by the receiving Party for any purpose except as set forth herein without the prior written consent of the disclosing Party, during the Term and for a period of [***] thereafter, provided that with respect to any Confidential Information of a Party that constitutes a trade secret, such confidentiality and non-use obligations shall continue beyond such [***] period for so long as such information constitutes a trade secret under Applicable Laws and Regulations. The following shall not be deemed Confidential Information for purposes of the restrictions set forth in this Section 9.1(a):
(i)    Information that is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;
(ii)    Information that is or becomes part of the public domain through no fault of the receiving Party;
(iii)    Information that is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; and
(iv)    Information that is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.
(b)    Combinations. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in Section 9.1(a) merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.
(c)    Permitted Disclosures. Notwithstanding the restrictions set forth in Section 9.1(a), the receiving Party may disclose Confidential Information of the other Party to:
(i)    governmental or other regulatory agencies in order to obtain Patents or to gain or maintain approval to conduct clinical trials or to market the Product, but such disclosure may be only to the extent reasonably necessary to obtain Patents or approvals; or
(ii)    as the receiving Party deems necessary to be disclosed, to its Affiliates, agents, consultants, or other Third Parties for the Development, Manufacture (with respect to Norgine, to the extent permitted pursuant to the terms of this Agreement) or Commercialization of the Product, or in connection with a licensing transaction or contractual obligation related to the Product (including obtaining insurance coverage) or loan, financing or

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investment or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities or to determine their rights and obligations as a result of completing such transactions) or in order to perform its obligations or exercise its rights under this Agreement, in each case on the condition that any Third Parties, other than Regulatory Authorities, to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; provided that the term of confidentiality may be of shorter duration if customary given the nature of such Person (i.e., investors, lenders and banking institutions).
(d)    Disclosure Required by Judicial or Administrative Process. If a Party is required by judicial or administrative process to disclose Confidential Information of the other Party that is subject to the non-disclosure provisions of this Section 9.1, such Party shall, to the extent legally permissible, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9.1, and the Party disclosing Confidential Information pursuant to law or court order shall use reasonable efforts, including to obtain an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.
(e)    Obligations Upon Termination. Upon the termination or expiration of this Agreement, or upon the earlier request of either Party, the receiving Party shall return to the disclosing Party, all of the disclosing Party’s Confidential Information, including all copies thereof, provided that the receiving Party may retain one copy for archival purposes, and provided further, that a receiving Party shall not be required to destroy electronic files containing such Confidential Information of the disclosing Party that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information, and any such retained copies shall continue to be subject to the confidentiality and non-use obligations in accordance with this Agreement.
9.2    Publication.
(a)    Publication of Results. Norgine and AMAG each acknowledge the other Party’s interest in publishing the results of its activities under the Agreement in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Except for disclosures permitted pursuant to Section 9.1, either Party and its employees wishing to make a publication related to work performed under this Agreement shall deliver to the other Party a copy of the proposed publication for review pursuant to Section 9.2(b).
(b)    Submission; Review. The Party seeking to publish results hereunder (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than [***] in the case of abstracts) prior to its intended submission for publication. The Reviewing Party shall respond in writing promptly

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and in no event later than [***] in the case of abstracts) after receipt of the proposed material, with one or more of the following:
(i)    comments on the proposed material, which the Publishing Party shall consider in good faith;
(ii)    a specific statement of concern, based upon the need to seek patent protection or to block publication if the Reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect any activities conducted under this Agreement; or
(iii)    an identification of the Reviewing Party’s Confidential Information that is contained in the material reviewed.
(c)    Patent and Trade Secret Protection. In the event of concern by the Reviewing Party over patent protection or whether maintaining a trade secret would be a priority, the Publishing Party agrees not to submit such publication or to make such presentation that contains such information until the Party that owns the trade secret is given [***] to seek patent protection for any material in such publication or presentation which it believes is patentable with the Party owning such trade secret also retaining the final decision to instead abandon such proposed publication or presentation and maintain such information as a trade secret. Any Confidential Information of the Reviewing Party shall, if requested by the Reviewing Party, be removed.
(d)    Review of Third Party Materials. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties conducting activities under this Agreement with or on behalf of a Party, such materials shall be subject to review by the other Party under this Section 9.2 to the same extent that such Party has the right to do so.
9.3    Publicity; Use of Names.
(a)    Press Releases. The Parties shall issue a mutually acceptable press release announcing the execution of this Agreement. A Party may issue any subsequent press release relating to this Agreement or activities conducted hereunder upon prior written approval of the other Party, such approval not to be unreasonably withheld or delayed or conditioned. Notwithstanding the foregoing, no approval of the other Party shall be required for a Party’s release of subsequent press releases or securities filings solely disclosing (i) that a milestone under this Agreement has been achieved or any payments associated therewith have been received; (ii) that the filing or approval of an MAA has occurred in the Norgine Territory (provided, however, that specific dates of filing shall not be disclosed); (iii) that commercial launch of the Product in the Norgine Territory has occurred; or (iv) any information that has previously been approved and disclosed as permitted by this Section 9.3(a). For the avoidance of doubt, nothing herein shall serve to prevent or limit AMAG’s ability to issue press releases or other public disclosure with respect to the Development, Commercialization, Manufacture or other exploitation of the Product in or for the AMAG Territory, provided that no Confidential

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Information of Norgine is disclosed unless specifically permitted under other provisions of this Agreement. For the avoidance of doubt, nothing herein shall serve to prevent or limit Norgine’s ability to issue press releases or other public disclosure with respect to the Development, Commercialization, Manufacture or other exploitation of the Product in or for the Norgine Territory, provided that no Confidential Information of AMAG is disclosed unless specifically permitted under other provisions of this Agreement.
(b)    No Other Use of Company Names. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party, except under Sections 9.3(a), 9.3(c) or 9.3(d) or otherwise as reasonably necessary to identify the relationship between the Parties established by this Agreement.
(c)    Approved Press Releases. In addition and notwithstanding anything to the contrary herein, (i) if the relevant text of a proposed press release has already previously been reviewed and approved for disclosure by the other Party then such text may be disclosed or republished in such proposed press release provided that the Party issuing such press release provides notice to the other Party of such press release at least [***] prior to the issuance of such press release, where practicable, and (ii) if the relevant text of a proposed public announcement such as a corporate presentation or comments to analysts or investors has already previously been reviewed and approved for disclosure by the other Party (whether in the form of an approved press release or prior approved presentation materials, Q&A script or the like) then such text may be included in such proposed public announcement (but not a press release) without resubmission and review by the other Party.
(d)    Existence of Agreement.
(i)    No Disclosure. Neither Party shall disclose the existence or terms of this Agreement pursuant to a press release or otherwise except as provided in this Section 9.3(d).
(ii)    Permitted Disclosures.
(A)    Notwithstanding the terms of this Article 9, either Party shall be permitted to disclose the existence and terms of this Agreement and the conduct of activities hereunder to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws and Regulations, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency or pursuant to the rules of any recognized stock exchange, and as reasonably necessary to register licenses granted hereunder with relevant patent or other government agencies. The disclosing Party shall take reasonable and lawful actions to avoid or minimize the degree of such disclosure.
(B)    Either Party may also disclose the existence and terms of this Agreement to its attorneys, accountants and advisors, insurers or insurance agents, and to

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potential acquirors, in connection with a potential acquisition or other change of control transaction and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential licensees or sublicensees or to potential and current permitted assignees in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement, provided that the term of confidentiality may be of shorter duration if customary given the nature of such Person (i.e., investors, lenders and banking institutions) and to use such confidential information solely for the purpose of the contemplated transaction.
(C)    AMAG may also disclose the existence and terms of this Agreement pursuant to transactions related to the research, Development, Manufacture or Commercialization or exploitation of the Product (“Licensing Transactions”), in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement and to use such confidential information solely for the purpose of the contemplated transaction. The transactions described in Section 9.3(d)(ii)(B) shall not be deemed Licensing Transactions for purposes of this Section 9.3(d)(ii)(C).
10.    Representations and Warranties
10.1    Representations and Warranties of AMAG. AMAG represents and warrants to Norgine that as of the Effective Date:
(a)    it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder, and to grant the licenses contemplated under Article 8, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any contractual obligation or court or administrative order by which AMAG is bound;
(b)    all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by AMAG as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;
(c)    it Controls the right, title and interest in and to the AMAG Licensed Technology, and has the right to grant to Norgine the licenses under the AMAG Licensed Patents that it purports to grant hereunder and has not granted any Third Party rights under such AMAG Licensed Technology that would interfere or be inconsistent with Norgine’s rights hereunder;
(d)    Exhibit A sets forth a complete and accurate list of all AMAG Licensed Patents Controlled by AMAG and/or its Affiliates, indicating the owner, licensor and/or co-owner(s), if applicable. Except as set forth on Exhibit A, AMAG and its Affiliates do not own, or have a license to, any Patent that claims or covers the Product, or that otherwise are necessary or useful to research, Develop, Manufacture or Commercialize the Product;
(e)    Schedule 10.1(e) sets forth a complete and accurate list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the AMAG

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Licensed Technology or the Product to which AMAG or any of its Affiliates is a party and which is necessary or useful to research, Develop, Manufacture or Commercialize the Product, and AMAG has provided complete and accurate copies of all such agreements to Norgine (the “AMAG Agreements”), which copies were redacted only as to terms not relevant to the rights to be sublicensed, restrictions on the exploitation of such sublicensed rights, and Norgine’s performance as a sublicensee thereunder. Except under the AMAG Agreements or the [***], AMAG and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. AMAG and its Affiliates are not in material breach of any AMAG Agreement pursuant to which AMAG and/or its Affiliates receive a license or sublicense to any AMAG Licensed Technology. As between the Parties, AMAG shall be solely responsible for any payment obligations to Third Parties pursuant to any AMAG Agreement;
(f)    neither AMAG nor any of its Affiliates has granted any liens or security interests on the AMAG Licensed Technology and the AMAG Licensed Technology is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind;
(g)    there is not any action, suit, inquiry, investigation or other proceeding pending or ongoing brought by or, to the knowledge of AMAG, threatened by, any Third Party that challenges or threatens the validity or enforceability of any of the AMAG Licensed Patents or that alleges the use of the AMAG Licensed Patents or the Development, Manufacture, Commercialization, and use of the Product would infringe intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement), and it has no knowledge of any factual, legal or other reasonable basis relating to any such litigation, claim or proceeding. In the event that AMAG receives written notice of any such action or proceeding, it shall notify Norgine in writing;
(h)    to the knowledge of AMAG, there are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked or threatened, with respect to the AMAG Licensed Patents;
(i)    to the knowledge of AMAG, AMAG has (i) complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of AMAG and (ii) made no material misrepresentation in such applications;
(j)    to the knowledge of AMAG, neither the Product nor the Manufacture, Development, or Commercialization thereof by AMAG or the performance of the activities contemplated by Norgine hereunder, infringes or will infringe any issued patent of any Third Party or will infringe the claims of any published Third Party patent application when and if such claims issue or does or will misappropriate or otherwise violate any other intellectual property rights of any Third Party;
(k)    to the knowledge of AMAG, no Third Party is infringing, misappropriating or otherwise violating any AMAG Licensed Technology;

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(l)    to the knowledge of AMAG, there have been no material safety issues relating to the Product;
(m)    all data, information and materials, including, but not limited to, AMAG Licensed Know-How, provided or disclosed to Norgine by AMAG prior to the Effective Date relating to non-clinical and clinical studies of the Product are to the knowledge of AMAG, accurate in all material respects, and neither AMAG nor any of its Affiliates has intentionally withheld or concealed from (i) Norgine any adverse events relating to the Product or (ii) any Regulatory Authority in any country any material adverse information known to AMAG or any of its Affiliates in relation to the Product;
(n)    AMAG and its Affiliates have generated, prepared, maintained and retained all data and regulatory documentation, including safety issue, signal and information that is required to, be generated, maintained or retained pursuant to Applicable Laws and Regulations, including GCP, GLP and GMP, relating to the Product with such Applicable Laws and Regulations in all material aspects, and all such data and regulatory documentation, including safety issue, signal and information provided or disclosed to Norgine by AMAG prior to the Effective Date are, to the knowledge of AMAG, true, complete and correct in all material respects; and
(o)    neither AMAG nor its Affiliates, nor any of its or their respective directors, officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that, at the time such statement, action, or omission occurred, (x) was an untrue or fraudulent statement of material fact to the FDA or any other Regulatory Authority with respect to Development, Manufacture, having Manufactured, use or Commercialization of the Product or (y) would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to Development, Manufacture, having Manufactured, use or Commercialization of the Product; and no fact or circumstance has come to the attention of AMAG that would reasonably be expected to result in any such statement, action or omission, if it occurred as of the Effective Date, to fall within (a) or (b) above.
10.2    Representations and Warranties of Norgine. Norgine represents and warrants to AMAG that as of the Effective Date:
(a)    it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder, to grant the licenses granted hereunder, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any contractual obligation or court or administrative order by which Norgine is bound;
(b)    all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Norgine as of the Effective Date in

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connection with the execution, delivery and performance of this Agreement have been obtained; and
(c)    no Norgine Licensed Patents or Norgine Licensed Know-How exist as of the Effective Date that are or would be necessary for the Development, Manufacture or Commercialization of the Product.
10.3    Covenants of the Parties. Each Party shall conduct all activities under this Agreement in compliance with: (i) the terms and conditions of this Agreement; and (ii) all Applicable Laws and Regulations.
10.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
11.    Indemnification
11.1    By Norgine. Norgine agrees to indemnify and hold harmless AMAG, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “AMAG Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) first arising after the Effective Date to the extent arising from (a) activities by Norgine or any of its Affiliates, Sublicensees or Distributors with respect to the research, Development, use, Commercialization, Manufacture (when exercising its license to Manufacture), import, distribution, or sale of the Product or any other exercise of their rights or performance of their obligations hereunder, or (b) the negligence, illegal conduct or willful misconduct of Norgine or its Affiliates, or (c) Norgine’s breach of this Agreement, except to the extent such Losses arise out of any of AMAG Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement or are required to be indemnified under Section 11.2.
11.2    By AMAG. In addition to its obligations under Section 11.4, AMAG agrees to indemnify and hold harmless Norgine, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Norgine Indemnitee(s)”) from and against all Losses to the extent arising from (a) activities by AMAG or any of its Affiliates, Licensees or distributors with respect to the research, Development, use, Commercialization, import, distribution, or sale of the Product for the purpose of Commercialization or sale of the Product outside the Norgine Territory or any other exercise of their rights or performance of their obligations hereunder, (b) the negligence, illegal conduct or willful misconduct of AMAG or its Affiliates, (c) AMAG’s breach of this Agreement, or (d) any product liability claims asserted or filed by a Third Party related to the Product based on the negligence, willful misconduct or

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breach of this Agreement, except to the extent such Losses arise out of any of Norgine Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement or are required to be indemnified under Section 11.1.
11.3    Procedure and Conditions to Indemnification.
(a)    Notice of Claim. All indemnification claims in respect of any Indemnitee seeking indemnity under this Article 11 will be made solely by the corresponding Party seeking indemnity hereunder (the “Indemnified Party”). The Indemnified Party shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, as applicable, and in no event will the Indemnifying Party be liable for any Losses that result from any delay by the Indemnified Party in providing such notice. Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the claim.
(b)    Assumption of Defense. At its option, the Indemnifying Party may assume the defense of any claim subject to indemnification as provided for in Section 11.1 or 11.2 (and not, for clarity, any claim subject to indemnification as provided for in Section 11.4) by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided however that (i) the claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). Upon assuming the defense of a claim in accordance with this Section 11.3(b), the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the claim. Should the Indemnifying Party assume the defense of a claim, except as otherwise set forth in this Section 11.3(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the claim. The Indemnified Party may, at any time, assume the defense of a claim subject to indemnification as provided for in Section 11.1 or 11.2 if at any time the Litigation Conditions are not satisfied with respect to such claim.
(c)    Participation. Without limiting Section 11.3(b), any Indemnified Party will be entitled to participate in, but not control, the defense of a claim for which it has sought indemnification under Section 11.1 or 11.2 and to employ counsel of its choice for such purpose; provided however that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Section 11.3(b) (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.

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(d)    Consent. With respect to any Losses relating solely to the payment of money damages in connection with a claim that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, and subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with claims, where the Indemnifying Party has assumed the defense of the claim in accordance with Section 11.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnifying Party that has assumed the defense of the claim in accordance with Section 11.3(b) will not be liable for any settlement or other disposition of a Loss by an Indemnified Party (but in no event to include any court judgment or judicial or administrative order or disposition) that is reached without the written consent of such Indemnifying Party for such claim, and no Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any claim without first offering to the Indemnifying Party the opportunity to assume the defense of the claim in accordance with Section 11.3(b).
(e)    Cooperation. If the Indemnifying Party chooses to defend or prosecute any claim in accordance with Section 11.3(b), the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses incurred in connection with such cooperation.
(f)    Costs. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
(g)    Multiple Claims. For the avoidance of doubt, a single suit, action, proceeding or demand may include multiple claims. In the event any such suit, action, proceeding or

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demand requires the defense of both (i) an indemnified claim for which the Indemnifying Party has assumed the defense in accordance with Section 11.3(b) and (ii) (A) an indemnified claim for which the Indemnified Party controls the defense settlement; (B) claims for which each Party is required to indemnify the other Party; and/or (C) a claim not subject to indemnification under Section 11.1 or Section 11.2, as applicable, for which a Party retains the right to control the defense, then (1) the Parties shall reasonably cooperate in the defense and settlement of such claims (except to the extent where such cooperation would present a conflict of interest), including as required under Section 11.3(e) and (2) without limitation of Section 11.4, the Indemnifying Party shall only be required to indemnify the Indemnified Party for the claim(s) that are subject to indemnification in accordance with Section 11.1 or Section 11.2, as applicable. For purposes of clarity, a Party shall not be required to seek the consent of the other Party in the settlement of any non-indemnified claim.
11.4    Product Liability Claims.
(a)    [***].
(b)    Norgine shall promptly notify AMAG in the event that any Third Party asserts or files any claim or other action against a Norgine Indemnitee relating to alleged bodily injury or property damage resulting from or relating to the use of the Product in a human (whether design defects or manufacturing defects) (“Third Party Products Liability Action”).
(c)    The Parties shall reasonably cooperate with each other in the preparation and formulation of a defense to such Third Party Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action. [***] shall have the right to select its counsel for the defense to such Third Party Products Liability Action, which counsel must be reasonably acceptable to [***].
(d)    Each Party shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including Product Liabilities, with a minimum policy amount of [***] during the Term and for at least [***] thereafter. Each Party shall furnish to the other Party evidence of such insurance upon request, and shall list the other Party as an additional insured with respect to the liabilities arising pursuant to this Section 11.4.
11.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. [***].
12.    Inventions; Intellectual Property Provisions
12.1    Ownership of Intellectual Property.

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(a)    Ownership of AMAG IP. As between AMAG and Norgine, AMAG shall remain the sole and exclusive owner of all AMAG Licensed Patents, AMAG Licensed Trademarks and AMAG Licensed Know-How that (i) exist as of the Effective Date; or (ii) that come into existence after the Effective Date.
(b)    Ownership of Norgine IP. As between Norgine and AMAG, Norgine shall remain the sole and exclusive owner of all Norgine Licensed Patents and Norgine Licensed Know-How that (i) exist as of the Effective Date; or (ii) that come into existence after the Effective Date.
(c)    Ownership of Program IP. AMAG shall own all Know-How, Clinical Data, and inventions, whether patentable or not, conceived or reduced to practice in the course of conducting activities hereunder, together with all intellectual property rights therein, that are invented solely by AMAG, its Affiliates or its or its Affiliates’ respective consultants or subcontractors, solely by Norgine or its Affiliates or its or its Affiliates’ respective consultants or subcontractors, or jointly by AMAG (or its Affiliates or its or its Affiliates’ respective Sublicensees, consultants or subcontractors) on the one hand and Norgine (or its Affiliates or its or its Affiliates’ respective consultants or subcontractors) on the other hand (“AMAG Program IP”). Norgine hereby assigns, transfers and conveys (and to the extent a present assignment is prohibited by Applicable Laws and Regulations, shall assign) to AMAG all of Norgine’s (and its Affiliates’ and Sublicensees’) right, title and interest in and to such AMAG Program IP. Notwithstanding the foregoing, Norgine shall own all Know-How, Clinical Data, and inventions, whether patentable or not, conceived or reduced to practice, together with all intellectual property rights therein, whether invented solely by AMAG, its Affiliates or its or its Affiliates’ respective consultants or subcontractors, solely by Norgine or its Affiliates or its or its Affiliates’ respective consultants or subcontractors, or jointly by AMAG (or its Affiliates or its or its Affiliates’ respective Sublicensees, consultants or subcontractors) on the one hand and Norgine (or its Affiliates or its or its Affiliates’ respective consultants or subcontractors) on the other hand, that arise from a Regulator-Requested Trial (“Norgine Program IP”). AMAG hereby assigns, transfers and conveys (and to the extent a present assignment is prohibited by Applicable Laws and Regulations, shall assign) to Norgine all of AMAG’s (and its Affiliates’ and Sublicensees’) right, title and interest in and to such Norgine Program IP.
12.2    Patent and Trademark Prosecution and Defense.
(a)    Prosecution.
(i)    The responsibility for Patent Prosecution and Defense and Trademark Prosecution and Defense related to a Patent or Trademark that is within the AMAG Licensed Patents or AMAG Licensed Trademarks or the Norgine Licensed Patents that is owned solely by a Party shall be the responsibility of such Party. Such Party shall keep the JSC and the other Party informed of the status of all such Patent Prosecution and Defense and Trademark Prosecution and Defense activities.
(ii)    AMAG shall keep the JSC and Norgine informed of the status of all matters affecting Patent Prosecution and Defense and Trademark Prosecution and Defense of

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AMAG Licensed Patents or AMAG Licensed Trademarks in the Norgine Territory, including providing a copy of any correspondence from any governmental authorities to the JSC and Norgine upon request, and consulting on the strategy and content of submissions to such governmental authorities in advance of any submissions. If AMAG decides not to file, prosecute, maintain, extend or defend a AMAG Licensed Patent or AMAG Licensed Trademark, in each case, in the Norgine Territory, it shall give Norgine reasonable notice to that effect sufficiently in advance of, but not less than [***] prior to, any deadline for any filing with respect to such AMAG Licensed Patent or AMAG Licensed Trademark to permit Norgine to carry out such activity. After such notice, Norgine may file, prosecute, maintain, extend or defend such AMAG Licensed Patent or AMAG Licensed Trademark, and perform such acts as may be reasonably necessary for it to file, prosecute, maintain, extend or defend such AMAG Licensed Patent or AMAG Licensed Trademark [***]. If Norgine does so elect, then AMAG shall [***], provide such cooperation to Norgine, including the execution and filing of appropriate instruments, as may reasonably be requested [***].
(iii)    Norgine shall keep the JSC and AMAG informed of the status of all matters affecting Patent Prosecution and Defense of Norgine Licensed Patents on a worldwide basis and Trademark Prosecution and Defense of Norgine Controlled Trademarks in the Norgine Territory, including providing a copy of any correspondence from any governmental authorities to the JSC and AMAG upon request, and consulting on the strategy and content of submissions to such governmental authorities in advance of any submissions. If Norgine decides not to file, prosecute, maintain, extend or defend a Norgine Licensed Patent anywhere in the world or a Norgine Controlled Trademark in the Norgine Territory, it shall give AMAG reasonable notice to that effect sufficiently in advance of, but not less than [***] prior to, any deadline for any filing with respect to such Patent or Trademark to permit AMAG to carry out such activity. After such notice, AMAG may file, prosecute, maintain, extend or defend such Patent or Trademark and perform such acts as may be reasonably necessary for it to file, prosecute, maintain, extend or defend such Patent or Trademark[***]. If AMAG does so elect, then Norgine shall provide such cooperation to AMAG, including the execution and filing of appropriate instruments, as may reasonably be requested [***].
(iv)    Any Dispute regarding Patent Prosecution and Defense and Trademark Prosecution and Defense of AMAG Licensed Patents, Norgine Licensed Patents or AMAG Licensed Trademarks that cannot be resolved by intellectual property counsel of the Parties, may be submitted by the other Party for Dispute resolution pursuant Article 13.
(v)    Norgine rights and obligations under this Section 12.2 are secondary to and shall be subject to any Third Party rights and obligations under the applicable AMAG Third Party Agreement.
(b)    Patent Invalidations. AMAG shall decide whether and how to undertake activities intended to invalidate pending or issued Third Party Patents in the Norgine Territory that relate to the Product. If AMAG decides not to undertake such activities or ceases undertaking such activities, then Norgine shall have the right to undertake activities that it

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reasonably determines are necessary to invalidate pending or issues Third Party Patents in the Norgine Territory.
(c)    Patent Extensions; Listings. AMAG will reasonably cooperate with Norgine, including providing reasonable assistance to Norgine (including executing any documents and making such filings as may reasonably be required), in Norgine’s efforts [***] to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Norgine Territory, where applicable to AMAG Licensed Patents or any other applicable Patents. To the extent applicable with respect to the Product, Norgine will have the sole right to list, with the applicable Regulatory Authorities in the Norgine Territory, all applicable Patents (including any AMAG Licensed Patents) for the Product, and AMAG will have the sole right to list, with the applicable Regulatory Authorities in the AMAG Territory, all applicable Patents (including any Norgine Licensed Patents) for the Product.
12.3    Costs of Patent and Trademark Prosecution and Defense.
(a)    [***]
(b)    [***]
(c)    Reconciliation/Reimbursement. Within [***] after the end of each Calendar Quarter during which either Party incurs any costs that should be properly borne by the other Party pursuant to this Section 12.3 (“Reimbursable IP Costs”), such Party shall submit to a finance officer designated by the other Party a good faith estimate of such Reimbursable IP Costs it incurred in such Calendar Quarter.  Within [***] following the end of such quarter, such Party shall update such report to reflect the final amount of Reimbursable IP Costs incurred by it in such Calendar Quarter.  Such report shall specify in reasonable detail all such costs and shall include reasonably detailed supporting documentation, and, any additional documentation reasonably requested by the other Party shall be promptly provided.  Each Party shall (or any of its Affiliates shall) reimburse the other Party for such Reimbursable IP Costs within [***] after receipt of the final report with respect thereto.
12.4    Patent and Trademark Prosecution and Defense Cooperation. With respect to all Patent Prosecution and Defense and Trademark Prosecution and Defense related to pending or issued Patents and Trademarks included in AMAG Licensed Patents in the Norgine Territory, AMAG Licensed Trademarks in the Norgine Territory or Norgine Licensed Patents, each Party shall:
(a)    execute all further instruments to document their respective ownership consistent with this Agreement as reasonably requested by the other Party;
(b)    make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution and Defense and Trademark Prosecution and Defense responsibilities;

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(c)    cooperate, if necessary and appropriate, with the other Party in gaining Patent and Trademark term extensions; and
(d)    endeavor in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution and Defense and Trademark Prosecution and Defense of the other Party’s Patents and Trademarks.
In addition, at Norgine’s request, AMAG agrees to render reasonable assistance for registration by Norgine of the licenses granted under this Agreement with relevant patent offices and other government agencies in the Norgine Territory, including providing Norgine with any documents duly signed by authorized personnel of AMAG which are reasonably requested by Norgine and necessary to effect such registration.
12.5    Enforcement.
(a)    Notice. Promptly, but in no event later than [***] after becoming aware of actual or alleged infringement in the Norgine Territory of any Patent or Trademark Controlled by the other Party and subject to a license under Sections 8.1 or 8.2, the applicable Party shall provide the other Party with written notice reasonably detailing such infringement.
(b)    Enforcement of Intellectual Property Rights.
(i)    Except as provided below, the sole owner of a Patent, Trademark, Know-How or Confidential Information shall have the exclusive right to institute and direct legal proceedings against any Third Party believed to be infringing such Patent or Trademark or misappropriating or otherwise violating such Know-How or Confidential Information.
(ii)    If AMAG fails to or elects not to initiate a proceeding within [***] after written notice of an actual or suspected infringement by a Competitive Product in the Norgine Territory of any Patent or Trademark Controlled by AMAG, or misappropriation or other violation of Know-How or Confidential Information Controlled by AMAG, and in each case subject to a license under Section 8.1 (“Competitive Infringement”) is first provided by Norgine (or such shorter period of time as is required by Applicable Laws and Regulations in the Norgine Territory to not waive any statutory or other rights to enforce such Patent in connection with the Competitive Infringement), Norgine will have the right to initiate and control a proceeding with respect to such Competitive Infringement by counsel of its own choice, [***] and AMAG will have the right, [***] to be represented in any such action by counsel of its own choice.
(iii)    [***].
(c)    Cooperation in Enforcement Proceedings. For any action by a Party pursuant to Section 12.5(b), in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary for such Party to initiate, prosecute and maintain such action, [***]. If either Norgine or AMAG initiates an enforcement action pursuant to Section 12.5(b), then the

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other Party shall cooperate to the extent reasonably necessary [***]. Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.
(d)    Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any enforcement action pursuant to Section 12.5(b). Without the other Party’s written authorization (not to be unreasonably withheld, delayed or conditioned), neither Party shall settle any litigation or legal proceeding in the Norgine Territory to enforce (i) AMAG Licensed Patents, (ii) the AMAG Licensed Trademarks or (iii) rights in Know-How or Confidential Information Controlled by AMAG, in each case ((i), (ii) and (iii)) against a Third Party selling a Competitive Product in the Norgine Territory. Norgine will not enter into any settlement of any action described in this Section 12.5(b) that admits to the invalidity, unpatentability, narrowing of scope or unenforceability of the AMAG Licensed Patents or AMAG Licensed Trademarks in any manner, incurs any financial liability on the part of AMAG or requires an admission of liability, wrongdoing or fault on the part of AMAG, in each case without AMAG’s prior written consent, not to be unreasonably withheld, delayed or conditioned.
12.6    Defense Against Third Party Infringement Allegations.
(a)    Notice of Allegations. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, Commercialization, or other exploitation of the Product or the practice of any AMAG Licensed Technology or Norgine Licensed Patents or Norgine Licensed Know-How licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party in the Norgine Territory. Such notice shall be provided promptly, but in no event after more than [***], following receipt of such allegations.
(b)    Notice of Suit. In the event that a Party receives notice that it or any of its Affiliates have been individually or collectively named as a defendant (or defendants) in a legal proceeding by a Third Party alleging infringement of a Third Party’s Patents issued in the Norgine Territory as a result of the Development, Manufacture, Commercialization, or other exploitation of the Product or the practice of any AMAG Licensed Technology or Norgine Licensed Patents or Norgine Licensed Know-How licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than [***] after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; provided however, that if either Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s issued Patents in the Norgine Territory as a result of the Development, Manufacture, Commercialization, or other exploitation of the Product,

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such Party shall have the right to take such actions that it determines are necessary to defend itself, and the other Party shall be allowed to join in such action [***].
(c)    Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party in the Norgine Territory concerning a Party’s Development, Manufacture, Commercialization, or other exploitation of the Product in the Norgine Territory; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 12.6(c) may be undertaken by a Party without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
12.7    Trademarks.
(a)    Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.
(b)    Unless otherwise agreed in writing by the Parties, AMAG shall own (i) the Trademark for all representations of the name and logo of the Product that are used in the AMAG Territory, and (ii) the trade dress related to the Product that is used in the AMAG Territory, each of (i) and (ii) on a worldwide basis.
(c)    Norgine shall own all Trademarks and trade dress with respect to the Product in the Norgine Territory that are not owned by AMAG pursuant to Section 12.7(b) (each, a “Norgine Controlled Trademark”).
(d)    The Party owning a Trademark pursuant to this Section 12.7 shall be exclusively entitled to register and be the owner of the domain names corresponding to or containing such Trademark in any generic Top Level Domains (gTLDs), including the new and to be introduced gTLDs, except that Norgine shall be exclusively entitled to register and be the owner of the domain names corresponding to or containing such Trademark in the Norgine Territory. The Party owning a Trademark shall also own all goodwill associated therewith throughout the world.
(e)    Norgine and its Related Parties shall use Commercially Reasonable Efforts to comply with AMAG’s trademark style and usage standards communicated to Norgine from time to time in connection with Norgine and its Related Parties’ use of the AMAG Licensed Trademarks, provided that if AMAG communicates any changes to such standards, Norgine shall use reasonable efforts to implement such changes if such changes are reasonable and do not require Norgine to incur more than de minimis costs. Norgine and its Related Parties shall not use any AMAG Licensed Trademark to identify any product other than the Product.
(f)    If either Party becomes aware of any infringement of any AMAG Licensed Trademark or Norgine Controlled Trademark by a Third Party, such Party shall promptly notify the other Party. The Parties shall cooperate and inform each other of relevant activities in their respective territory and consider in good faith the other Party’s feedback if there is the potential for an impact to the other Party’s territory.

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13.    Dispute Resolution
13.1    Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any Dispute between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder that is not resolved through good faith negotiation between the Parties. For the avoidance of doubt, this Article 13 shall not apply to any decision with respect to which a Party has final decision-making authority hereunder. Any Dispute, including Disputes that may involve the parent company, subsidiaries, or Affiliates under common control of any Party, shall be resolved in accordance with this Article 13.
13.2    Resolution by Executive Officers. Except as otherwise provided in this Article 13, in the event of any Dispute regarding the construction or interpretation of this Agreement or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves by submission to the JSC. In the event that such Dispute is not resolved on such basis within [***] (unless otherwise agreed by the Parties) after being submitted to the JSC, either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer of each Party for attempted resolution by good faith negotiation within [***] after such notice is received (unless otherwise agreed by the Parties). Each Party may, in its discretion, seek resolution of any and all Disputes that are not resolved under this Section 13.2 in accordance with Section 13.3, except for Disputes under Sections 3.2(c) and 5.3, which shall be resolved as set forth therein.
13.3    Courts. If the Parties fail to resolve the Dispute pursuant to Section 13.2, and a Party desires to pursue resolution of the Dispute, the Dispute shall be resolved in the federal courts located in the Southern District of New York. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the federal courts located in the Southern District of New York, and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a Party shall be entitled to seek enforcement of a judgment entered pursuant to this Section in any court having competent jurisdiction thereof where enforcement is deemed necessary.
13.4    Costs of Dispute Resolution. [***].
13.5    No Limitation. Nothing in this Article 13 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement in a court of competent jurisdiction. Should any Party seek an injunction or other equitable relief, then for purposes of determining whether to grant such injunction or other equitable relief, the dispute underlying the request for such injunction or other equitable relief, may be heard by the court in which such action or proceeding is brought.

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14.    Term and Termination
14.1    Term. Unless earlier terminated, this Agreement shall begin on the Effective Date and continue in effect until the expiration, on a country-by-country basis, of the Royalty Term applicable to such country (“Term”).
14.2    Termination for Challenge to Patent Validity. AMAG may terminate this Agreement immediately upon written notice to Norgine in the event Norgine or any of its Affiliates:
(a)    directly or indirectly oppose, or assist any Third Party to oppose, in any patent office proceeding, the grant of any patent or patent application within the AMAG Licensed Patents, or, in any patent office proceeding, dispute or directly or indirectly assist any Third Party to dispute, the validity of any patent within the AMAG Licensed Patents or any of the claims thereof, including opposing any application for amendment thereto; or
(b)    directly or indirectly oppose, or assist any Third Party to oppose, in any court proceeding, the grant of any patent or patent application within the AMAG Licensed Patents, or, in any court proceeding, dispute or directly or indirectly assist any Third Party to dispute, the validity of any patent within the AMAG Licensed Patents or any of the claims thereof;
in each case ((a) or (b)) except other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order, and provided that AMAG’s right to terminate this Agreement under this Section 14.2 shall not apply to any Affiliate of Norgine that first becomes an Affiliate of Norgine after the Effective Date of this Agreement in connection with a Business Combination, where such Affiliate of Norgine was undertaking activities described in clauses (a) or (b) above prior to such Business Combination; provided however that Norgine causes such activities to terminate within [***] after such Business Combination. For the avoidance of doubt, an action by Norgine in accordance with Section 12.2 to amend claims within a pending patent application of AMAG during the course of Norgine’s Prosecution of such pending patent application or in defense of a Third Party opposition or other proceeding shall not constitute a challenge under this Section 14.2.
14.3    Termination for Cause. This Agreement may be terminated as a whole, or in part (including on a country-by-country basis), at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations under this Agreement and, in each case, has not cured such breach within [***] after notice requesting cure of the breach (other than for non-payment which shall be cured within [***]; provided that:
(a)    a breach by Norgine that relates to Norgine’s obligations under this Agreement with respect to one or more specific countries, where such breach does not materially adversely impact the performance by Norgine of its obligations under this Agreement with respect to other countries, shall give AMAG a termination right only as to such affected countries; and

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(b)    if a Party disputes [***] an alleged material breach, and if such Party provides notice to the other Party of such dispute within [***] following such notice provided by the other Party, the other Party [***].
14.4    Termination for Convenience. At any time after the [***] anniversary of the Effective Date, Norgine may terminate this Agreement in its entirety for any or no reason upon [***] written notice to AMAG.
14.5    Termination for Force Majeure. This Agreement may be terminated at any time during the Term upon written notice by either Party in accordance with Section 15.1.
14.6    Effect of Termination.
(a)    If AMAG terminates this Agreement pursuant to Sections 4.8, 14.2, 14.3 (for cause based on material breach by Norgine, including with respect to termination on a country-by-country basis), or 14.5, or if Norgine terminates this Agreement pursuant to Section 14.4, the following will apply (with respect to the terminated countries in the Norgine Territory (in the event of partial termination) and with respect to the entire Norgine Territory (in the event of termination of the Agreement in its entirety)):
(i)    Norgine shall pay any amounts due pursuant to Section 3.2 and Article 6 prior to the date of termination;
(ii)    The licenses and sublicenses granted to Norgine under Section 8.1 shall terminate;
(iii)    At AMAG’s option, the licenses granted to AMAG under Section 8.2 shall survive [***], provided that if AMAG elects survival of such licenses, [***] shall be responsible for [***] costs and expenses owed [***] to a third party pursuant to a license under which Norgine has procured Third Party (x) technology constituting Norgine Licensed Patents or Norgine Licensed Know-How hereunder, or (y) Norgine Controlled Trademarks hereunder;
(iv)    At AMAG’s option with respect to inventory of the Product within the possession or control of Norgine or Norgine’s Sublicensees [***], Norgine shall return to AMAG or its designee and arrange for its Sublicensees to return to AMAG or its designee any quantity of such Product within such that AMAG elects, [***];
(v)    Norgine shall cease to Develop and Commercialize the Product, including immediately stopping enrollment of subjects (unless otherwise directed in writing by AMAG or prohibited by Applicable Laws and Regulations) into any Regulator-Requested Trial being conducted by Norgine and, at AMAG’s sole election either wind-down (including to cease administering the Product to trial subjects, to the extent medically advisable and in accordance with Applicable Laws and Regulations) or transition to AMAG (or its designee), [***] any Regulator-Requested Trial then being conducted by Norgine, but in all cases in a timely manner and in accordance with all Applicable Laws and Regulations;

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(vi)    Norgine shall assign and promptly transfer to AMAG, [***] all of Norgine’s right, title and interest, if any, in and to all Regulatory Submissions, Regulatory Approvals, and drug master files and clinical trial applications, if any (to the extent assignable and not cancelled) specifically for the Product;
(vii)    any Supply Agreements or Ancillary Agreements then in effect shall automatically terminate;
(viii)    all sublicenses under the rights granted by Norgine pursuant to Section 8.1(f) shall terminate, unless converted to a direct license at AMAG’s sole option under Section 8.1(f);
(ix)    AMAG shall revoke (and Norgine shall allow revocation of) any powers of attorney for any AMAG Licensed Patents that Norgine holds as of the time of such termination; and
(x)    only in the event AMAG terminates this Agreement pursuant to Section 14.5, AMAG shall, at its election, [***].
(b)    If Norgine terminates this Agreement pursuant to Sections 4.8, 14.3 (for cause based on material breach by AMAG) or 14.5:
(i)    At AMAG’s option, the licenses granted to AMAG under Section 8.2 shall survive [***] and shall expand to include the Norgine Territory and, at AMAG’s option, to include the Norgine Controlled Trademarks in the Norgine Territory. [***]. Until such matter is finally resolved, Norgine will grant the license on [***] basis [***]. In addition, [***] shall be responsible for its pro-rata share of costs and expenses owed [***] to a third party pursuant to a license under which Norgine has procured Third Party (x) technology constituting Norgine Licensed Patents or Norgine Licensed Know-How hereunder, or (y) Norgine-Controlled     Trademarks hereunder;
(ii)    the provisions of Section 14.6(a) shall apply, except that:
(1)    Norgine and its Affiliates and Sublicensees shall have the right, for a period of [***] after the effective date of termination, to Commercialize and sell all Products within their possession or control, which sales shall be subject to the payment of royalties under Section 6.4, and after such period, Norgine shall return to AMAG or AMAG’s designee any Products remaining within Norgine’s possession or control, [***];
(2)    [***] shall be responsible for all costs and expenses incurred [***] under 14.6(a)(v);
(3)    if directed by Norgine, all sublicenses under the rights granted by Norgine pursuant to Section 8.1(f) shall become direct licensees of AMAG, and Section 14.6(a)(viii) shall not apply;

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(iii)    Norgine shall revoke (and AMAG shall allow revocation of) any powers of attorney for any Norgine Licensed Patents that AMAG holds as of the time of such termination; and
(iv)    AMAG shall, at its election, [***].
(c)    Return of Confidential Information. Upon expiration or termination of this Agreement, the Parties shall comply with Section 9.1(e).
14.7    [***].
14.8    Survival. Termination of this Agreement for any reason will not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity. The following provisions shall survive the termination or expiration of this Agreement for any reason: Sections 8.1(c) (only upon expiration of the Agreement and not upon earlier termination), 8.2, 8.5, 8.6, 8.7, 12.1, 14.6, 14.8 and 15.3-15.14; Articles 7, 9, 11.
15.    Miscellaneous
15.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except for any obligations to make payments to the other Party hereunder to the extent not delayed by a Force Majeure event affecting such Party’s banking institutions or payment networks generally) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, Third-Party lockouts or other labor disturbances that are not directly or indirectly related to or the result of the affected Party’s actions or inactions, fire, floods, epidemics, pandemics, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party (“Force Majeure”). The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure or mitigate the effects of such Force Majeure. In the event a Party is unable to perform its obligations under this Agreement due to Force Majeure for a period of [***], and if such inability to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the other Party shall have the option of unilaterally terminating this Agreement upon providing [***] written notice.
15.2    Assignment. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, provided that either Party may assign its rights and obligations under this Agreement, without such consent from the other Party, to its Affiliate or any successor in interest in connection with the sale of all or substantially all of its assets or a sale of all or substantially all of the business related to the Product, or a merger, acquisition or other similar transactions. For the avoidance of doubt, the terms and

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conditions of this Agreement shall be binding on the permitted successors and assignees of each Party.
15.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to AMAG, to:	1100 Winter Street Waltham, MA 02451 Attention: Joseph Vittiglio EVP, Chief Business Officer Facsimile: (617) 499-3361
with copy to: (which shall not constitute notice)	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Steven D. Singer
if to Norgine, to:	Norgine B.V. Antonio Vivaldistraat 150 1083 HP Amsterdam The Netherlands Attn: Managing Director Facsimile: +31 20 567 09 99
with copy to:	Norgine Limited Norgine House, Widewater Place Moorhall Road Harefield, Middlesex UB9 6NS United Kingdom Attn: Chief Business Development Officer Facsimile: +44 1895 825 865
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given upon receipt.
15.5    Governing Law. All questions of inventorship shall be determined in accordance with U.S. patent laws. In respect to all other Patent issues related to the enforceability or validity of a Patent, the laws of the jurisdiction in which the applicable Patent is filed or granted shall govern. Except as otherwise indicated, in all other respects, this Agreement and any Dispute arising from the performance or breach of this Agreement, or the rights and obligations of the

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Parties under this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, United States, without reference to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, shall not apply to the interpretation of this Agreement.
15.6    Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, including the licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof, including the licenses granted hereunder, are superseded by the terms of this Agreement, including the Existing CDA. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. The “Existing CDA” means that certain Mutual Confidentiality Agreement between the Parties dated as of January 3, 2019. Any confidential information disclosed by the Parties pursuant to the Existing CDA shall be deemed to constitute Confidential Information under this Agreement.
15.7    Headings. The captions to the several Sections and Articles hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Sections and Articles of this Agreement.
15.8    Independent Contractors. It is expressly agreed that AMAG and Norgine shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither AMAG nor Norgine shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
15.9    Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.10    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
15.11    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
15.12    Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, scanned signatures, and signatures in PDFs shall be treated as original signatures.

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15.13    Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
15.14    Construction. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Law refers to such Applicable Law including all rules and regulations thereunder and any successor Applicable Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner.
[Signature Page Follows.]

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The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AMAG Pharmaceuticals Inc.
By:	/s/ Scott D. Myers

Name:	Scott D. Myers

Title:	President & Chief Executive Officer

Perosphere Pharmaceuticals Inc.
By:	/s/ Joseph Vittiglio

Name:	Joseph Vittiglio

Title:	Corporate Secretary and Executive Vice President

[Signature Page To License And Commercialization Agreement]
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The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Norgine B.V.
By:	/s/ Peter Stein

Name:	Peter Stein
Title:	Managing Director

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CONFIDENTIAL

Exhibit A
AMAG Licensed Patents

[***]
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CONFIDENTIAL

Exhibit B
Development Plan

[***]

CONFIDENTIAL

Schedule 10.1(e)
AMAG Agreements
[***]